UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 28, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Equifax Inc. We will hold the meeting on Friday, May 9, 2008 at 9:30 a.m. Eastern Daylight Time, at the Walter C. Hill Auditorium of the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. We will also report on our company’s operations and respond to any questions you may have.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your continued support of Equifax.

Sincerely,

Richard F. Smith

Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2008

To Holders of Common Stock of Equifax Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Equifax Inc., a Georgia corporation, will be held on Friday, May 9, 2008 at 9:30 a.m. Eastern Daylight Time, at the Walter C. Hill Auditorium of the High Museum of Art located at 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

1.	To elect four directors to serve until the 2011 annual meeting of shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008;

3.	To approve the 2008 Omnibus Incentive Plan;

4.	To act on two shareholder proposals, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Shareholders of record at the close of business on March 3, 2008 are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any shareholder of record attending the meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominees and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

March 28, 2008

By Order of the Board of Directors,

Dean C. Arvidson
Corporate Secretary

i

ii

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 9, 2008

INFORMATION ABOUT SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors, or Board, of Equifax Inc., to be used at our 2008 Annual Meeting of Shareholders, or Annual Meeting, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. We will hold the meeting on Friday, May 9, 2008 at 9:30 a.m. Eastern Daylight Time, at the Walter C. Hill Auditorium of the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia. These proxy solicitation materials are first being sent on March 28, 2008 to all shareholders entitled to vote at the meeting.

When we use the terms “Equifax,” “the Company,” “we,” “us” and “our,” we mean Equifax Inc., a Georgia corporation, and its consolidated subsidiaries.

Record Date and Share Ownership

Holders of record of our common stock at the close of business on March 3, 2008, or Record Date, are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. On the Record Date, 129,455,459 shares of our common stock, $1.25 par value, were issued and outstanding and held by 6,856 holders of record. Each share of common stock outstanding on the Record Date is entitled to one vote on each of the four nominees for director and one vote on each other matter.

Attendance at the Annual Meeting

All shareholders of record as of the Record Date may attend the Annual Meeting. For directions to attend the Annual Meeting, please contact us at (404) 885-8000 and request to be connected to the Office of Corporate Secretary.

Voting

On all matters, each share of common stock has one vote.

Shareholders of Record.    If you are a shareholder of record as of the Record Date, you may vote in person at the Annual Meeting or may vote by proxy using the enclosed proxy card, by telephone or via the Internet. Please refer to the specific instructions set forth on the enclosed proxy card.

If you complete and submit your proxy, the persons named as proxies on your proxy card will follow your instructions. If you return a signed and dated proxy card without marking any voting instructions, your shares will be voted as follows:

•	FOR the election of all four nominees for Class II directors with terms expiring at the 2011 annual meeting of shareholders (Proposal No. 1);

•

FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008 (Proposal No. 2);

•	FOR the approval of the 2008 Omnibus Incentive Plan (Proposal No. 3);

•	AGAINST a shareholder proposal regarding annual terms for directors, if the proposal is properly presented at the meeting (Proposal No. 4); and

•	AGAINST a shareholder proposal regarding majority voting for directors, if the proposal is properly presented at the meeting (Proposal No. 5).

If any other matter is properly presented at the Annual Meeting, the persons named as proxies will vote your shares in their discretion.

Beneficial Owners of Shares Held by Nominees.    Shareholders whose shares are registered in the name of a broker, bank or other nominee may be eligible to vote electronically through the Internet or by telephone. Many brokerage firms and banks participate in the Broadridge Financial Solutions, Inc., or Broadridge, online and telephone voting program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms participate in Broadridge’s online and telephone program. If you want to vote in person, you must obtain a legal proxy card from your broker and bring it to the annual meeting.

If your shares are held through the Equifax Inc. 401(k) Plan, the trustee of that plan, Fidelity Management Trust Company, has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares. Participants in the plan must vote their proxies no later than 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 7, 2008. The trustee will vote plan shares that are not voted by this deadline in the same proportion as the shares held by the trustee for which voting instructions have been received from other plan participants. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the 2008 annual meeting. As of the Record Date, there were 1,466,723 shares held in the plan.

If your shares are held through the Equifax Canada Retirement Savings Program for Salaried Employees, the trustee of that plan, Fidelity Investments Canada Limited, has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares. Participants in the plan must vote their proxies no later than 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 7, 2008. The trustee will only vote the plan shares for which voting instructions are received prior to this deadline. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the 2008 annual meeting. As of the Record Date, there were 19,520 shares held in the plan.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to us at our principal offices (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) in the case of a shareholder who has voted by telephone or through the Internet, by making a timely and valid subsequent telephone or Internet vote, as the case may be, or (iii) by attending the meeting and voting in person. Please note, however, that if your shares are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder, and you will need to provide a copy of such proxy at the meeting.

Quorum; Withhold Authority; Abstentions; Broker Non-Votes

Our Bylaws provide that shareholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date shall constitute a quorum at meetings of shareholders. “Withhold authority” votes, “abstentions” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “withhold authority” vote is a shareholder’s vote to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power under applicable law with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

Required Vote

Proposal No. 1—directors are elected by plurality vote, which means the four nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors to serve a three-year term until the 2011 annual meeting of shareholders and until their successors are duly elected and qualified. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. The election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist in connection with Proposal No. 1.

Proposals No. 2, 4 and 5—require the votes cast for the proposal to exceed the votes cast against the proposal. Abstentions will not affect the outcome of the vote on any of these three proposals. The ratification of the appointment of the independent registered public accounting firm for 2008 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 2. In contrast, since shareholder proposals are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals No. 4 and 5. However, these broker non-votes will not have any effect on the approval of Proposals No. 4 and 5.

Proposal No. 3—requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will have the same effect as votes “against” approval of the 2008 Omnibus Incentive Plan, but broker non-votes will have no effect on the approval of the proposal.

We will announce preliminary results of the voting on the five proposals at the Annual Meeting. We will publish the final results on our website at www.equifax.com shortly after the meeting and in our Quarterly Report on Form 10-Q for the second quarter of 2008.

Costs of Solicitation

The cost of this solicitation will be borne by us. The Company has retained the services of Laurel Hill Advisory Group, LLC to assist in obtaining proxies from brokers and nominees of shareholders for the annual meeting. The estimated cost of such services is $6,500 plus out-of-pocket expenses. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies in person or by telephone, facsimile or email. They will not be specifically compensated for doing so.

Deadline for Receipt of Shareholder Proposals and Director Nominations

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2009 annual meeting of shareholders, including a proposal to nominate a person as a director, the proposal must comply with Regulation 14A of the Securities and Exchange Commission, or SEC, and be received by the Corporate Secretary of the Company on or before November 28, 2008. Shareholder proposals to be presented at the 2009 annual meeting of shareholders which are not to be included in the Company’s proxy materials also must be received by the Company by that date and otherwise in accordance with the procedures in the Company’s Bylaws.

Delivery of Voting Materials to Shareholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to our shareholders who may hold shares of Equifax common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain shareholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these shareholders. We will promptly deliver, upon written, e-mail or oral request, a separate copy of the annual report or this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact us at: Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302 or via the Internet at corpsec@equifax.com, or by telephone at (404) 885-8000 and request to be connected to the Office of Corporate Secretary. A number of brokerage firms have instituted householding. Shareholders who hold shares in “street name” may contact their bank, broker or other holder of record to request information about householding.

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us as specified above to request that only a single copy of these materials be delivered to your address in the future. You make revoke your consent for future mailings at any time by contacting us as specified above.

Electronic Delivery

Instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, shareholders can elect to receive an e-mail message that will provide a link to these documents on our Internet website by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet or by telephone. Your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. No matter how you choose to receive your proxy materials, all shareholders will continue to have the option to vote via the Internet, by telephone, by mail, or at the annual meeting. If you hold your Equifax stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Further Information

Our 2007 Annual Report, including our 2007 Form 10-K (which is not part of our proxy soliciting materials), is being mailed to our shareholders with these proxy solicitation materials. We will provide without charge to each shareholder solicited by these proxy solicitation materials a copy of our proxy statement, 2007 Annual Report and Form 10-K upon request to Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, or upon request by e-mail to our website, corpsec@equifax.com. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10-K/A, on the SEC website at www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our proxy statement, annual report to shareholders and Form 10-K are also available at:

www.equifax.com/investor_center/en_us.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Ethics

The Board of Directors exercises oversight of the performance of the Chief Executive Officer and other senior management to assure that the long-term interests of the shareholders are being served. The Board regularly monitors the effectiveness of management policies and decisions, including the execution of the Company’s strategies. The Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues, or the Governance Guidelines, as well as written charters for Board committees, provide the framework for the governance of the Company and are available upon request to the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302 or on Equifax’s website at: www.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at http://www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Corporate Secretary at the above address. Any amendment or waiver of a provision of these codes of ethics that applies to any Equifax director or executive officer will also be disclosed there.

Board Meetings and Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at full Board meetings. Each committee regularly reviews the results of its meetings with the full Board. The Board has five committees composed entirely of independent directors as defined in the New York Stock Exchange, or NYSE, listing standards. Each of the committees operates pursuant to a written charter. During 2007, the Board of Directors met five times. Each director attended at least 75% of the total Board meetings and meetings of the committees on which he or she serves. Additional information on the Board committees is set forth below.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance	Governance
William W. Canfield
John L. Clendenin				X	X
James E. Copeland, Jr.	X	Chair
Robert D. Daleo		X		X
A. William Dahlberg (retired 11/8/07)		X
Walter W. Driver, Jr.					X
Mark L. Feidler		X
L. Phillip Humann	X		X		Chair
Lee A. Kennedy	X			Chair	X
Siri S. Marshall			X		X
Larry L. Prince	Chair		Chair	X
Richard F. Smith
Mark B. Templeton (appointed 2/8/08)				X
Jacquelyn M. Ward			X

Number of meetings in 2007:	0	10	5	4	4

Executive Committee.    Subject to Board discretion and applicable law, this committee is authorized to exercise the powers of the Board in managing Equifax’s business and property during the intervals between Board meetings.

Audit Committee.    This committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The Board has determined that Messrs. Copeland, Daleo and Feidler are each “audit committee financial experts” under the SEC rules. The Audit Committee has determined to engage Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 and is recommending that our shareholders ratify this selection at our annual meeting. See Proposal No. 2 on page 14, and the Audit Committee Report on page 15.

Compensation, Human Resources & Management Succession Committee.    This committee, sometimes referred to as the “Compensation Committee” in this proxy statement, determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The committee also advises management and the Board on succession planning and other significant human resources matters. The Compensation Committee Report is on page 31.

Finance Committee.    This committee assists the Board with respect to financing transactions, evaluation of acquisition and divestiture transactions, and review of Equifax’s financial goals and strategies, including any proposed changes to Equifax’s capital structure or financial policies.

Governance Committee.    This committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our corporate governance principles; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and with the Compensation Committee exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is described below under the caption “Process for Recommending Candidates for Election to the Board of Directors.”

Director Independence

Pursuant to NYSE rules, the Board affirmatively determines the independence of each director and director nominee in accordance with the Governance Guidelines. The Governance Guidelines include categorical Director Independence Standards which are consistent with the NYSE rules and require that a majority of the Board be comprised of independent directors.

•	A director will not be considered independent if, within the preceding three years,

-      the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-      the director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from Equifax, other than director fees and pension or other deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-      the director or an immediate family member is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-      the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of the firm that is Equifax’s internal or independent auditor; (ii) the director is a current employee of such a firm; (iii) an immediate family member of the director is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-      a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-      a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-      a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

Based on these standards, the Board has affirmatively determined that each of the following 11 non-employee directors is independent and has no material relationship with Equifax, except as a director and shareholder of the Company: John L. Clendenin, James E. Copeland, Jr., Robert D. Daleo, Walter W. Driver, Jr., Mark L. Feidler, L. Phillip Humann, Lee A. Kennedy, Siri S. Marshall, Larry L. Prince, Mark B. Templeton and Jacquelyn M. Ward. Richard F. Smith and William W. Canfield were not deemed independent directors because they are executive officers of Equifax.

The Board considered and reviewed a limited number of commercial transactions undertaken in the ordinary course of our business with businesses and charities where our directors serve as officers or directors. As noted below under “Certain Relationships and Related Person Transactions,” each of these transactions is significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards.

Attendance at Annual Shareholder Meetings by the Board of Directors

The Board believes that it is important for directors to make themselves available to our shareholders by attendance at each annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All directors then in office attended our 2007 annual meeting.

Process for Recommending Candidates for Election to the Board of Directors

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The Committee may engage such firms to provide such services in the future, as it deems necessary or appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. In addition, the Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of that background, reputation, knowledge and experience to Equifax and its Board (including the candidate’s understanding of markets, technologies and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill responsibilities as a director and a member of one or more of Equifax’s standing Board committees; Board diversity; the candidate’s other board commitments; and whether the candidate is independent under the standards described above under “Director Independence.” When current Board members are considered for nomination for reelection, the Committee also takes into consideration their prior Equifax Board contributions, performance and meeting attendance records.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Equifax Governance Committee, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of Equifax’s Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion with the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Equifax and the length of time such shareholder has owned such holdings;

whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with the 2008 Annual Meeting. Any shareholder desiring to present a nomination for consideration by the Governance Committee prior to our 2009 annual meeting must do so by November 28, 2008, in order to provide adequate time for the Committee to give due consideration to the nominee while complying with our Bylaws.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2007, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

Related Person Transaction Policies and Procedures

The Company has adopted a written policy for approval or ratification of transactions between Equifax and its directors, director nominees, executive officers, beneficial owners of more than 5% of Equifax’s outstanding common stock, and their respective family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Equifax. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to Equifax;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions

In the ordinary course of business, Equifax and its subsidiaries may have transactions with companies and organizations whose executive officers are also Equifax directors. The independent directors listed below are affiliated with companies that have business relationships with Equifax. The Board has determined under its Director Independence Standards that none of these relationships is material and such relationships do not prevent the directors from being independent directors. In the opinion of management, the terms of such arrangements and other services are fair and reasonable and as favorable to Equifax and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution. In each case, Audit Committee approval was obtained in accordance with our related party transaction approval policy and practices.

SunTrust Banks.    L. Phillip Humann is Executive Chairman of the Board of SunTrust Banks, Inc., or SunTrust. The amounts Equifax paid to SunTrust in 2007 were less than 1% of SunTrust’s gross revenue for the last fiscal year. All loans were in the ordinary course of business, on the same terms as would be received by a non-related party and did not involve more than a normal risk of collectibility or other unfavorable features. Our relationships with SunTrust are described more fully as follows:

•

We paid SunTrust $4.2 million during the twelve months ended December 31, 2007 for various services including lending, foreign exchange, debt underwriting, cash management, trust and investment management.

•	We also provide credit information services to SunTrust, as a customer, from whom we recognized revenue of $6.0 million during the twelve months ended December 31, 2007.

•

We have an $850.0 million senior unsecured revolving credit agreement with a group of banks, of which SunTrust is committed to $115.0 million. At December 31, 2007, SunTrust’s portion of the outstanding borrowings under this facility totaled $50.7 million.

•

SunTrust extends financing in the form of an amortizing term loan to a leveraged real estate limited partnership which owns our Atlanta data center located in Alpharetta, Georgia. We are the primary operating lease tenant for this facility and in July 2007 also acquired 100% of the ownership interest in the facility. An unrelated bank leasing company was the equity owner of this partnership. Although this term loan is considered to be non-recourse financing to Equifax, SunTrust is dependent on the operating lease payments made by us to the partnership to service interest expense and amortize principal on the term loan’s debt. As of December 31, 2007, $12.5 million was outstanding under this agreement.

•	SunTrust provides a $29.0 million synthetic lease facility related to our Atlanta corporate headquarters building. As of December 31, 2007, the amount of this facility was $29.0 million.

•

A subsidiary of SunTrust, AMA/Lighthouse, Inc., owned a 24.9% minority interest in Lighthouse Investment Partners, L.L.C., which provided investment management services for Equifax’s U.S. Retirement Income Plan, or USRIP; SunTrust sold its minority interest in January 2008. As of December 31, 2007 a total of $30.1 million of USRIP assets was managed by this subsidiary of SunTrust.

•	SunTrust is a dealer under our commercial paper program. Fees paid to the dealers related to our issuance of commercial paper were not material during 2007.

•

SunTrust Robinson Humphrey, a division of a subsidiary of SunTrust, served as an underwriter for our public offering of $550.0 million in debt securities in July 2007 for which they were paid underwriting fees of approximately $0.4 million.

In making the determination that this relationship is not material and does not prevent Mr. Humann from being an independent director, the Board took into account the fact that the fees paid to SunTrust are comparable to those paid to other banks for similar services and that the amount of fees paid to SunTrust is insignificant to both Equifax and SunTrust.

Fidelity National Information Services, Inc.    Lee A. Kennedy is President, Chief Executive Officer and a director of Fidelity National Information Services, Inc., or FNIS. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with FNIS. Certegy was spun off to Equifax’s shareholders in 2001. Equifax sells telecommunication credit information reports and customer portfolio reviews to FNIS. In 2007, Equifax paid $11.5 million to FNIS for customer service and disclosure notification, printing and mailing services. On February 28, 2008, Equifax paid $6.0 million to FNIS to acquire certain mortgage credit reporting assets (and assume certain liabilities) of a wholly owned subsidiary of FNIS. The 2007 transactions were less than 1% of FNIS’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Kennedy from being an independent director, the Board took into account the fact that the fees paid to FNIS are comparable to those paid to other firms for similar services and assets and that the amount of fees paid to FNIS is insignificant to both Equifax and FNIS.

The Thomson Corporation.    Robert D. Daleo is Chief Financial Officer and a director of The Thomson Corporation, which provides certain financial market data to Equifax. In 2007, Equifax paid approximately $157,981 to Thomson for these services, which was less than 1% of Thomson’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director, the Board took into account the fact that the fees paid to Thomson are comparable to those paid to other firms for similar services and that the amount of fees paid to Thomson is insignificant to both Equifax and Thomson.

FMR LLC.    FMR LLC beneficially owned approximately 11.7% of the outstanding shares of Equifax common stock as of March 3, 2008. An affiliate of FMR LLC, Fidelity Investments Institutional Services Company, Inc., or Fidelity, acts as the third party administrator for the Company’s 401(k) plan. The Company paid Fidelity approximately $54,483 in fees for administrative and ancillary services in 2007. Additionally, entities affiliated with FMR LLC benefit from fees incurred by the plan participants on balances invested in mutual funds through the plan.

James W. Canfield.    Mr. James W. Canfield, son of Mr. William W. Canfield, an executive officer and director of the Company, is employed by TALX Corporation. TALX became a wholly owned subsidiary upon its acquisition by the Company on May 15, 2007. Mr. James W. Canfield is employed by TALX in a non-executive position as Senior Director of Product Development, has a current annual salary of $145,018 and received a bonus of $41,694 for 2007, based on achievement of corporate and individual performance goals. Mr. Canfield is also eligible annually for an award of restricted stock. Both the bonus and restricted stock awards are granted under standard corporate compensation plans and are consistent with payments made to managers at Mr. Canfield’s level. For fiscal 2007, Mr. Canfield received $125,000 in salary, approximately $15,750 in bonus (for performance in TALX’s fiscal year ended March 31, 2007) and 2,450 shares of restricted stock from the Company.

Shareholder Communication with the Board of Directors

The Board welcomes shareholder input and suggestions. Any shareholder desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to: Board of Directors or [Name of individual Director], Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. The Board has instructed the Corporate Secretary to review all communications so received and not to forward to the Board correspondence that is inappropriate, such as solicitations for goods or services and similar inappropriate communications unrelated to Equifax or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee of the Board.

STOCK OWNERSHIP

Certain Beneficial Owners

The following table shows the number of shares of common stock owned by each person who, to our knowledge, beneficially owned more than 5% of Equifax’s outstanding common stock as of March 3, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	15,154,793	11.71%

ValueAct Capital(2) 435 Pacific Avenue, 4th Floor San Francisco, California 94133	10,948,768	8.46%

Ariel Capital Management, LLC(3) 200 East Randolph Drive, Suite 2900 Chicago, IL 60601	9,311,227	7.19%

(1)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2008, by FMR LLC and its affiliates in their capacity as investment advisors which reported beneficial ownership of Equifax’s shares as of December 31, 2007. According to the Schedule 13G/A, (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment advisor, beneficially owns 14,998,907 shares as a result of providing investment advisory services to various investment companies. The ownership by one investment company, Magellan Fund, amounted to 8,485,262 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity and the funds, each have sole power to dispose of these shares. The sole power to vote or direct the voting of these shares resides with the funds’ Board of Trustees; (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser, beneficially owns 1,792 of these shares as a result of providing investment advisory services to individuals; (iii) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 92,294 shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each have sole dispositive power with respect to these shares and sole power to vote or to direct the voting of these shares; and (iv) Fidelity International Limited, or FIL, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 61,800 shares.

(2)	Information based on a Schedule 13D/A filed with the SEC on February 13, 2008, by ValueAct Capital and its affiliates which reported shared voting and dispositive power as of February 6, 2008, as follows: (i) ValueAct Capital Master Fund, L.P., 9,163,659 shares; (ii) ValueAct Capital Master Fund III, L.P., 1,785,109 shares; (iii) VA Partners I, LLC, 9,163,659 shares; (iv) VA Partners III, LLC, 1,785,109 shares; (v) ValueAct Capital Management, L.P., 10,948,768 shares; (vi) ValueAct Capital Management, LLC, 10,948,768 shares; (vii) ValueAct Holdings, L.P.,10,948,768 shares; and (viii) ValueAct Holdings GP, LLC,10,948,768 shares.

(3)	Information based on a Schedule 13G filed with the SEC on February 13, 2008, by Ariel Capital Management, LLC, reporting beneficial ownership as of December 31, 2007. Ariel holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than 5% of Equifax’s shares. Ariel has shared power to vote 8,370,826 shares and shared power to dispose of 9,269,627 shares.

Executive Officers and Directors

The following table shows the amount of Equifax common stock beneficially owned (unless otherwise indicated) by our directors, named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of March 3, 2008. The shares are not pledged except as otherwise noted.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	Percent of Common Stock Outstanding
Lee Adrean	45,258	25,000	0	*
William W. Canfield	433,871	71,521	0	*	(4)
John L. Clendenin	35,785	14,000	19,469	*
James E. Copeland, Jr.	28,148	7,000	18,798	*
Robert D. Daleo	7,000	0	2,404	*
Walter W. Driver, Jr.	4,000	0	182	*
Mark L. Feidler	7,000	0	0	*
L. Phillip Humann	29,579	14,000	40,953	*
Lee A. Kennedy	13,516	0	10,000	*	(5)
Siri S. Marshall	7,000	0	0	*
Kent E. Mast	83,634	146,051	13,500	*
Larry L. Prince	28,190	14,000	38,064	*
Coretha M. Rushing	33,187	21,500	0	*
Richard F. Smith	365,295	92,916	0	*
Paul J. Springman	73,654	143,150	29,528	*
Mark B. Templeton	4,100	0	0	*
Jacquelyn M. Ward	20,555	14,000	28,839	*

All directors, nominees and executive officers as a group (23 persons)(6)	6,475,473	844,295	221,853	5.83%

*	Less than one percent.

(1)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through Equifax’s 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares of Equifax common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 3, 2008 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director’s or executive officer’s account under various deferral plans maintained by Equifax, including deferred fees, deferred compensation and stock acquisition plans. The units track the performance of Equifax common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash or stock on final distribution and do not include the reinvestment of dividends.

(4)	Includes 423,871 shares in held in the William W. Canfield Revocable Trust, the beneficiary of which is his spouse, and over which he has sole voting and sole investment power.

(5)	Includes 516 shares held in trust for the benefit of Mr. Kennedy’s children, and over which he and his spouse share voting and investment power.

(6)	Includes 4,619,840 shares (3.57% of the shares outstanding on March 3, 2008) as to which beneficial ownership is disclaimed by executive officers of Equifax who, in their capacity as investment officers and/or plan administrators for certain Equifax employee benefit plans, have shared voting and/or investment power with respect to shares of Equifax common stock held in such benefit plans; 1,251,187 of these shares are pledged.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1—ELECTION OF DIRECTORS

We currently have 13 directors serving on our Board of Directors, 11 of whom are non-management directors. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of each class ending in successive years. William W. Canfield, James E. Copeland, Jr., Lee A. Kennedy, and Siri S. Marshall are the directors currently in the class with a term expiring at the annual meeting. Following the recommendation of our Governance Committee, our Board has nominated William W. Canfield, James E. Copeland, Jr., Lee A. Kennedy, and Siri S. Marshall for re-election at the Annual Meeting for terms expiring at the annual meeting in 2011 or until their respective successors have been duly elected and qualified. Biographical information regarding each nominee is provided below. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Mr. Clendenin, whose term as a director is scheduled to expire at the 2010 annual meeting, has notified the Board he will retire after the Board meeting which immediately follows the 2008 Annual Meeting. We thank Mr. Clendenin for his many contributions to the Company during his years of service on our Board, and for agreeing to stay past the normal retirement age of 70 while the Company searched for qualified new directors. The Board is reviewing possible candidates to fill the vacancy on the Board created by Mr. Clendenin’s retirement.

Mr. Canfield was elected a director in May 2007 pursuant to the Company’s acquisition agreement under which it acquired TALX Corporation, as recommended by the Company’s chief executive officer and the Governance Committee. Ms. Marshall, Mr. Feidler and Mr. Templeton were appointed directors by the Board in August 2006, March 2007 and February 2008, respectively, after being recommended by the Company’s chief executive officer and the Governance Committee following a search for new directors.

NOMINEES FOR ELECTION AS DIRECTORS

Term Expiring in 2011 (Class II):

William W. Canfield

Director since May 2007. President of Equifax’s TALX Corporation subsidiary since May 2007. Prior to Equifax’s acquisition of TALX Corporation in May 2007, Mr. Canfield served as President and Chief Executive Officer of TALX Corporation since 1987 and its Chairman of the Board of Directors since 1988. In 2005, Mr. Canfield was found by the SEC to have committed violations of rules under the U.S. securities laws governing the books and records of TALX Corporation, as a result of which he was found to be a cause of certain securities law violations by TALX Corporation. Without admitting or denying any wrongdoing, Mr. Canfield entered into a settlement with the SEC, the terms of which included payment of $859,999 in disgorgement and $100,000 in civil penalties, and consented not to violate specified provisions of U.S. securities laws in the future. Mr. Canfield also is a director of Concur Technologies, Inc. Age: 69

James E. Copeland, Jr.

Director since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of Coca-Cola Enterprises Inc., ConocoPhillips and Time Warner Cable, Inc. Age: 63

Lee A. Kennedy

Director since 2004. President, Chief Executive Officer and a director of Fidelity National Information Services, Inc. since 2006. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from 2001 until 2006, when Certegy merged with Fidelity National Information Services, Inc. Mr. Kennedy was President and Chief Executive Officer of Certegy from 2001 to 2002. Prior to the spin-off of Certegy from Equifax, he served as President and Chief Operating Officer and a director of Equifax from 1999 until 2001. Age: 57

Siri S. Marshall

Director since August 2006. Ms. Marshall was Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a diversified foods maker and distributor, from 1994 until her retirement in January 2008. She also managed General Mills’ corporate affairs group from 1999 to 2005. Ms. Marshall also is a director of Ameriprise Financial, Inc., and the Yale Law School Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. Age: 59

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CONTINUING DIRECTORS

Directors Whose Terms Continue Until 2010 (Class III)(1):

John L. Clendenin

Director since 1982 and Lead Director from 2002 until 2004. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from 1983 until his retirement in 1996. Mr. Clendenin continued to serve as Chairman until 1997. He also is a director of The Kroger Company, The Home Depot, Inc., Acuity Brands, Inc. and Powerwave Technologies, Inc. Age: 73

Robert D. Daleo

Director since August 2006. Executive Vice President and Chief Financial Officer of The Thomson Corporation since 1998, and a member of its board of directors since 2001. Thomson is a provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson. Age: 58

Walter W. Driver, Jr.

Director since November 2007. Chairman Southeast of Goldman Sachs & Co. since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm headquartered in Atlanta. Mr. Driver joined King & Spalding in 1970, became a partner in 1976, and served as Managing Partner or Chairman from 1999 through 2005. Mr. Driver currently serves on the Board of Directors of Total System Services, Inc. and as an Advisory Trustee of Old Mutual Funds. Age: 62

L. Phillip Humann

Director since 1992. Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, since 2007 and has announced his retirement from this position effective April 2008. Mr. Humann served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc., Haverty Furniture Companies, Inc. and the Federal Reserve Bank of Atlanta. Age: 62

Mark B. Templeton

Director since February 2008. President of Citrix Systems, Inc., a global software development firm, since 1998 and Chief Executive Officer from 2001 to the present. Mr. Templeton also served as Chief Executive Officer of Citrix from 1999 to 2000 and as Senior Executive Officer of Citrix from 2000 to 2001. He currently serves on the Board of Directors of Citrix, to which he was elected in 1998. Age: 55

(1)

Mr. Clendenin, whose term as a director is scheduled to expire at the 2010 annual meeting, has notified the Board he will retire after the Board meeting which immediately follows the 2008 Annual Meeting.

Directors Whose Terms Continue Until 2009 (Class I):

Mark L. Feidler

Director since March 2007. Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a Director of BellSouth Corporation from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005, and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. Mr. Feidler also serves on the Board of Directors of the New York Life Insurance Company. Age: 51

Larry L. Prince

Director since 1988 and Lead Director since May 2006. Chairman of the Executive Committee of Genuine Parts Company, an automotive parts wholesaler, since 2005. Chairman of the Board of Genuine Parts Company from 1990 until 2005, and Chief Executive Officer from 1989 until 2004. Mr. Prince is a director of SunTrust Banks, Inc. and Crawford & Company. Age: 69

[PHOTO]

Richard F. Smith

Director since September 2005. Chairman and Chief Executive Officer of Equifax since December 2005 and Chief Executive Officer from September 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000. Age: 48

Jacquelyn M. Ward

Director since 1999. Retired Chairman and Chief Executive Officer of Computer Generation, Inc., a telecommunications company that she co-founded, from 1968 until it was acquired by Intec Telecom Systems in 2000. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Bank of America Corporation, Flowers Foods, Inc., Sanmina-SCI Corporation, SYSCO Corporation and WellPoint, Inc. Age: 69

PROPOSAL NO. 2—RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Ernst & Young LLP has served as the Company’s independent auditor since 2002 and has also provided other permissible, pre-approved services. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

As a matter of good governance, the Audit Committee is submitting its appointment of Ernst & Young LLP to the shareholders for ratification. If the appointment is not ratified, the Audit Committee will reconsider it. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Equifax and its shareholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Audit Committee Report

The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Equifax’s financial statements, Equifax’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Equifax’s internal audit function and independent registered public accounting firm, the performance of any non-audit services, the fees for audit and any non-audit services, and risk assessment and risk management. The Audit Committee manages Equifax’s relationship with its independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Equifax for such advice and assistance.

Equifax’s management is primarily responsible for Equifax’s internal control and financial processes. Equifax’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Equifax’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Equifax’s internal control over financial reporting. The Audit Committee monitors Equifax’s financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with Equifax’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from the independent public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with the independent registered public accounting firm its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements for the year ended December 31, 2007 be included in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

James E. Copeland, Jr., Chair

Robert D. Daleo

Mark L. Feidler

Audit Committee Pre-Approval Policy

All services and related fees provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services as described below. The Committee has authorized the Chair of the Committee to pre-approve certain permissible audit and non-audit services in amounts not exceeding $75,000 that arise between Committee meetings, provided the Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2007 and 2006, we did not obtain any of these prohibited services from Ernst & Young LLP. Equifax uses other accounting firms for these types of non-audit services.

Principal Accountant Fees and Services

In connection with the audit of the Company’s 2007 consolidated financial statements, the Audit Committee approved an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit services for the Company. The agreement is subject to alternative dispute resolution procedures. The Committee has determined that the rendering of approved non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

The following is a summary of the fees (including related expenses) for professional services provided by Ernst & Young LLP for 2007 and 2006, all of which were pre-approved by the Audit Committee:

Services	2007	2006
Audit Fees(1)	$3,999,592	$3,438,938
Audit-Related Fees(2)	12,514	36,471
Tax Fees(3)	907,839	405,927
All Other Fees(4)	—	—
Total Fees	$4,919,945	$3,881,336

(1)	“Audit Fees” were for professional services rendered for the audit of our annual consolidated financial statements, issuance of consents, statutory audits and review of documents filed by Equifax with the SEC, accounting consultation on various accounting matters, Ernst & Young LLP’s audit of Equifax’s internal control over financial reporting, and, for 2006, Ernst & Young LLP’s audit of management’s assessment of the effectiveness of Equifax’s internal control over financial reporting.

(2)	“Audit-Related Fees” were for engagements traditionally performed by an auditor, such as financial statement audits of employee benefit plans, consultation concerning financial accounting and reporting, due diligence related to potential business acquisitions and dispositions, and internal control reviews.

(3)	“Tax Fees” included consultation on tax matters and provision of expatriate employee tax services.

(4)	There were no other professional services rendered in 2007 and 2006.

PROPOSAL NO. 3—APPROVAL OF 2008 OMNIBUS INCENTIVE PLAN

Summary of Proposal

Our Board of Directors, or Board, is seeking approval from the shareholders of the Equifax Inc. 2008 Omnibus Incentive Plan, or 2008 Plan, including the authority to issue 16,500,000 shares of our common stock under the 2008 Plan. The two complementary purposes of the 2008 Plan are to attract and retain outstanding individuals to serve as officers, directors and employees and to increase shareholder value. The Board desires to provide participants incentives to increase shareholder value by offering them the opportunity to acquire shares of our common stock, to receive monetary payments based on the value of our common stock, or to receive other incentive compensation.

Effect of Proposal on Existing Plans

Equifax Inc. 2000 Stock Incentive Plan.    We have in effect the shareholder-approved Equifax Inc. 2000 Stock Incentive Plan (the “Existing Equity Plan”), under which there were approximately 1,080,180 shares of common stock available for future option and restricted stock grants as of the Record Date. If our shareholders approve the 2008 Plan, the Existing Equity Plan will terminate, no new awards will be granted under the Existing Equity Plan, and the authority to issue the remaining shares of common stock available under the Existing Equity Plan will terminate. All awards that we granted under the Existing Equity Plan that are outstanding as of the date of the approval of the 2008 Plan will remain outstanding and will continue to be governed by the Existing Equity Plan. As of the Record Date, there were 4,654,323 shares of common stock subject to outstanding options and 994,642 shares of restricted stock that had not vested under the Existing Equity Plan. The options had a weighted average exercise price of $30.08 and a weighted average term of 6.63 years.

TALX Corporation 2005 Omnibus Stock Plan.    We have in effect the TALX Corporation 2005 Omnibus Stock Plan, or TALX Equity Plan, approved by the shareholders of TALX Corporation prior to its acquisition by Equifax in May 2007 and which was assumed by Equifax, under which there are approximately 3,540,535 shares of Equifax common stock available for future option and restricted stock grants as of the Record Date. If our shareholders approve the 2008 Plan, the TALX Equity Plan will terminate, no new awards will be granted under the TALX Equity Plan, and the authority to issue the remaining shares of common stock available under the TALX Equity Plan will terminate. All awards that we granted under the TALX Equity Plan that are outstanding as of the date of the approval of the 2008 Plan will remain outstanding and will continue to be governed by the TALX Equity Plan. As of the Record Date, there were 1,000 shares of common stock subject to outstanding options to acquire Equifax stock under the TALX Equity Plan. The options had a weighted average exercise price of $38.95 and a weighted average term of 9.5 years.

Key Management Incentive Plan.    We have in effect the Equifax Inc. Key Management Incentive Plan, which we also refer to as the Existing Incentive Plan, Annual Incentive Plan, or AIP, that allows us to grant performance-based cash incentive awards to specified employees. If the 2008 Plan is approved by the shareholders, we will terminate the Existing Incentive Plan at the end of the 2008 calendar year, although it will continue to govern awards granted prior to its termination. Specifically, we may make cash incentive payments in the first quarter of 2009 pursuant to the performance goals that we established under the Existing Incentive Plan in the first quarter of 2008.

Effect on Existing Plans if Proposal is Not Approved

If the 2008 Plan is not approved, the Existing Equity Plan, TALX Equity Plan and Existing Incentive Plan will remain in effect in accordance with their terms.

Plan Highlights

The Board believes that approval of the 2008 Plan is in the interests of Equifax and its shareholders and that the 2008 Plan is preferable to Equifax’s existing incentive plans. Some of the key features of the 2008 Plan that reflect Equifax’s commitment to effective management of incentive compensation are as follows:

•

Plan Limits.    Total awards under the 2008 Plan are limited to 16,500,000 shares, subject to the exceptions described below. There is no evergreen provision under the 2008 Plan. By way of comparison, Equifax’s Existing Equity Plan contains an evergreen provision that permitted the Board to add up to 1% of Equifax’s outstanding shares to the plan annually through January 1, 2007. If the 2008 Plan is approved by our shareholders, shares remaining authorized and available for future issuance under prior plans, including the Existing Equity Plan and TALX Equity Plan, will no longer be available for issuance. Equifax does not anticipate that it will grant new equity awards to eligible participants under the Existing Equity Plan or the TALX Equity Plan between the Record Date and the date of the Annual Meeting, except for new long-term incentive grants to certain eligible employees of up to an aggregate of 135,000 stock options (which will have an exercise price per share equal to 100% of the fair market value of Equifax stock on the date of grant, and a 10-year term) and 49,000 restricted stock units.

•

Limits on Full Value Awards.    In recent years our equity incentive compensation, particularly for executive officers, has increasingly been in the form of restricted stock units, including performance-based or time vested restricted stock units. Under the 2008 Plan, every share subject to a restricted stock or restricted stock unit award (or other full value award) will reduce the number of shares available for issuance by 2.4 shares.

•

No Liberal Share Recycling Provisions.    The 2008 Plan provides that only shares covering awards that expire, or are forfeited, cancelled or settled in cash, will again be available for issuance under the 2008

Plan. The following shares will not be added back to the aggregate plan limit: (i) the number of shares with respect to which an award is granted (except as previously noted); (ii) shares not issued or delivered as a result of net settlement of outstanding stock options or stock appreciation rights (SARs); (iii) shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes related to an outstanding award; and (iv) upon the exercise of any award granted in tandem with any other award, such tandem award shall be cancelled to the extent of the number of shares for which a related award was exercised.

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Minimum Vesting Periods.    The 2008 Plan provides that restricted stock and restricted stock units subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. Restricted stock and restricted stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, or (ii) a change in control.

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No Repricing.    Under the 2008 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without shareholder approval.

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Option Exercise Price.    Under the 2008 Plan, the exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.

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Limitation on amendments.    No material amendments to the 2008 Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved or the per participant award limitations under the 2008 Plan, or that would diminish the prohibitions on repricing or backdating stock options or stock appreciation rights granted under the 2008 Plan.

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Section 162(m) eligibility.    Under the 2008 Plan, the Compensation Committee will have the flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code, or Code.

Authorized Shares and Stock Price

Our amended and restated articles of incorporation authorize the issuance of 300,000,000 shares of common stock. There were 129,455,459 shares of our common stock issued and outstanding as of the Record Date and the market value of a share of our common stock as of that date was $34.42.

Summary of Terms of the 2008 Plan

The following is a summary of the material provisions of the 2008 Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the 2008 Plan. Any inconsistencies between this summary and the text of the 2008 Plan will be governed by the text of the 2008 Plan.

Administration and Eligibility.    The 2008 Plan will be administered by the Compensation, Human Resources & Management Succession Committee of our Board, which we refer to as the Compensation Committee or administrator in this summary. The administrator will have the authority to interpret the provisions of the 2008 Plan; to make, change and rescind rules and regulations relating to the 2008 Plan; and to change or reconcile any inconsistency in any award or agreement covering an award. The administrator may designate any of the following as a participant under the 2008 Plan to the extent consistent with its authority: any of our or our affiliates’ officers or other employees, and our non-employee directors. The selection of participants will be based upon the administrator’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. We currently have 11 non-employee directors and approximately 570 officers and other employees who are eligible to participate in the 2008 Plan.

The administrator may delegate some or all of its authority under the 2008 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16b-3 of the Exchange Act unless the delegation is to a committee of the Board that consists only of outside directors.

Types of Awards.    Awards under the 2008 Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, dividend equivalent units, incentive cash awards or other equity-based awards. The administrator may grant any type of award to any participant who is an employee, and only our and our subsidiaries’ employees may receive grants of incentive stock options. Directors who are not employees may only receive awards of nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Awards may be granted alone or in addition to, in tandem with, or subject to certain restrictions explained below, in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved Under the 2008 Plan.    The 2008 Plan provides that 16,500,000 shares of common stock are reserved for issuance under the plan. To the extent that “full value” shares such as restricted stock units are granted, these shares will be counted as 2.4 shares for purposes of the shares which may be issued under the 2008 Plan.

In general, if an award granted under the 2008 Plan expires, is canceled or terminates without the issuance of shares, if shares are forfeited under an award, or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the 2008 Plan.

Options.    The administrator will have the authority to grant stock options and to determine all terms and conditions of each stock option. Stock options will be granted to participants at such time as the administrator may determine. The administrator will also determine the number of options granted and whether an option is to be an incentive stock option or non-qualified stock option. The administrator will fix the option price per share of common stock, which may not be less than the fair market value of the common stock on the date of grant. Fair market value is defined as the closing price of a share of our common stock as reported on the NYSE for the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which there was such a sale. The administrator will determine the expiration date of each option, but the expiration date will not be later than 10 years after the grant date. Options will be exercisable at such times and be subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price will be payable in full upon exercise in cash or its equivalent, by tendering shares (including by attestation) of previously acquired common stock having a fair market value at the time of exercise equal to the exercise price, or by a combination of the two.

Stock Appreciation Rights.    The administrator will have the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2008 Plan provides that the administrator will determine all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; a grant price that will not be less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, common stock, or in a combination of the two.

Performance Share Units and Performance Share Awards.    The administrator will have the authority to grant awards of performance shares and performance units. Performance shares means the right to receive shares of common stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved. The administrator will determine all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; the performance goals to be achieved for the participant to realize any portion of the benefit provided under the award; whether any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

Restricted Stock Unit and Restricted Stock Awards.    The administrator will have the authority to grant awards of restricted stock units and restricted stock. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive one share of common stock or a cash payment equal to the fair market value of one share of common stock. The Administrator will determine all terms and conditions of each award of restricted stock and restricted stock units, including but not limited to: (i) the number of shares and/or units to which such award relates; (ii) whether the restrictions imposed on restricted stock or restricted stock units shall lapse upon death, disability or retirement; or (iii) with respect to restricted stock units, whether to settle such awards in cash, in shares, or a combination thereof. Restricted stock unit and restricted stock awards that vest (or are subject to acceleration of vesting), upon the achievement of performance targets, shall not vest in full in less than one year from the grant date. Restricted stock unit and restricted stock awards that are subject to time-based vesting shall not vest in full in less than three years (but graded vesting may be provided). The foregoing restrictions shall not apply to restricted stock unit and restricted stock awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

Incentive Awards. The administrator will have the authority to grant annual and long-term performance-based cash incentive awards. The administrator will determine all terms and conditions of such awards, including the performance goals (as described below), the performance period, the potential amount payable, and the timing of the payment.

Dividend Equivalent Units.    The administrator will have the authority to grant dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The administrator will determine all terms and conditions of a dividend equivalent unit award, including whether: the award will be granted in tandem with another award; payment of the award be made currently or credited to an account for the participant which provides for the deferral of such amounts until a stated time; and the award will be settled in cash or shares of common stock.

Other Awards.    The administrator will have the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator will determine all terms and conditions of the award, including the time or times at which such award will be made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of the award.

Performance Goals.    For purposes of the 2008 Plan, performance goals mean any goals the administrator establishes that relate to one or more of the following with respect to us or any one or more of our subsidiaries, affiliates or other business units: gross sales, net sales, revenue, sales or revenue growth, organic revenue growth, gross profit margin, operating profit, operating profit margin, EBITDA (defined as operating income plus depreciation and amortization), EBITDA growth, EBITDA margin, pre-tax income, net income, growth in net income, net income as a percent of revenue, diluted earnings per share (diluted EPS), adjusted earnings per share (diluted earnings per share adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS, price per share, price/earnings ratio, book value per share, return on shareholder’s equity, return on total capital, return on assets or return on net assets, economic value added, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short term investments), days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales, customer satisfaction, client engagement, new client acquisition, and client retention.

In the case of awards that the administrator determines will not be considered “performance-based compensation” under Code Section 162(m), the administrator may establish other performance goals not listed in the 2008 Plan.

Award Limits.    In order to qualify as “performance-based compensation” under Code Section 162(m), we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the 2008 Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the 2008 Plan, no participant may be granted awards that could result in such participant: receiving options for, or stock appreciation rights with respect to, more than 750,000 shares of common stock during any fiscal year; receiving awards of restricted stock or restricted stock units relating to more than 500,000 shares of common stock during any fiscal year; receiving awards of performance shares or awards of performance units, the value of which is based on the fair market value of common stock, for more than 500,000 shares of common stock during any fiscal year; receiving awards of performance units, the value of which is not based on the fair market value of shares of common stock, of more than $3,000,000 in any fiscal year; receiving other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) with respect to more than 500,000 shares of common stock during any fiscal year; receiving an annual cash incentive award of more than $5,000,000 in any single fiscal year; or receiving a long-term cash incentive award of more than $6,000,000 in any fiscal year; any Non-employee Director receiving in any single fiscal year more than 100,000 stock options, stock appreciation rights, restricted stock units or restricted stock. Each of these limitations is subject to adjustment as described below.

Transferability.    Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or to transfer an award for no consideration.

Adjustments.    If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, occurs with respect to us or there is a sale or other disposition by us of all or a portion of our assets, any other change in our corporate structure, or any distribution to our shareholders (other than a regular cash dividend) that results in the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of us, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of us or of any other corporation being received by the holders of outstanding shares; then the administrator shall make equitable adjustments in the manner it deems necessary and appropriate to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2008 Plan and subject to certain provisions of the Code, adjust the number and type of shares of common stock subject to the 2008 Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; performance goals of an award; and the limitations on the aggregate number of shares or units that may be granted to a single participant for a specified time period.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change of control, as defined in the 2008 Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change of control provisions of the 2008 Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the 2008 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control.    Unless otherwise provided in an applicable employment, retention, change of control, severance, award or similar agreement, in the event of a change of control, the successor or purchaser in the change of control transaction may with our consent assume an award or provide a substitute award with similar terms and conditions and preserving the same benefits as the award it is replacing. If the awards are not so assumed or replaced, then unless otherwise determined by the Board prior to the date of the change of control, immediately prior to the date of the change of control:

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each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•	restricted stock and restricted stock units that are not vested will vest;

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each holder of a performance share and/or performance unit that has been earned but not yet paid will receive cash equal to the value of the performance share and/or performance unit, and each performance share and/or performance unit for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the value of the performance share and/or performance unit (assuming target level performance was achieved), multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change of control;

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all incentive awards that are earned but not yet paid will be paid, and all incentive awards that are not yet earned will be cancelled in exchange for a cash payment equal to the amount that would have been due based upon the performance goals (assuming target level performance was achieved), multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change of control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

Term of 2008 Plan.    Unless earlier terminated by our Board, the 2008 Plan will remain in effect until all common stock reserved for issuance under the 2008 Plan has been issued. If the term of the 2008 Plan extends beyond 10 years, no incentive stock options may be granted after such time unless our shareholders approve an extension of the 2008 Plan.

Termination and Amendment.    The Board or the administrator may amend, alter, suspend, discontinue or terminate the 2008 Plan at any time, except:

•	the Board must approve any amendment to the 2008 Plan if we determine such approval is required by action of the Board, applicable corporate law or any other applicable law;

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shareholders must approve any amendment to the 2008 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law; and

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shareholders must approve any amendment to the 2008 Plan that materially increases the number of shares of common stock reserved or the per participant award limitations set forth in the 2008 Plan, or that would diminish the prohibitions on repricing or backdating stock options and stock appreciation rights granted under the 2008 Plan.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2008 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or to preserve favorable accounting or tax treatment of any award for us. The authority of the administrator to terminate or modify the 2008 Plan or awards will extend beyond the termination date of the 2008 Plan. In addition, termination of the 2008 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2008 Plan except as they may lapse or be terminated by their own terms and conditions.

Repricing Prohibited.    Neither the administrator nor any other person may decrease the exercise price for any outstanding stock option or stock appreciation right after the date of grant nor allow a participant to surrender an outstanding stock option or stock appreciation right to us as consideration for the grant of a new stock option or stock appreciation right (or other award) with a lower exercise price.

Backdating Prohibited.    The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Foreign Participation.    To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2008 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2008 Plan in a foreign country will not affect the terms of the 2008 Plan for any other country.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the 2008 Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2008 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options.    The grant of a stock option under the 2008 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights.    The grant of a stock appreciation right under the 2008 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock.    Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2008 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the restrictions and tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units.    A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2008 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares.    The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units.    The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards.    A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding income tax deduction.

Dividend Equivalent Units.    A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation.    Section 162(m) of the Code limits the deduction we can take for compensation we pay to our chief executive officer and our three other highest paid officers (determined as of the end of each year), other than our principal financial officer, to $1 million per year per individual. However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1 million limit. The 2008 Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation.

Code Section 409A.    Awards under the 2008 Plan may constitute, or provide for, a deferral of compensation under Code Section 409A. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% income tax and, potentially, interest and penalties. We have sought to structure the 2008 Plan, and we expect to seek to structure awards under the 2008 Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A. To the extent that we determine that any award granted under the 2008 Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The 2008 Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.

Other Considerations.    Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

New Plan Benefits

The following table shows, in the aggregate, the number of shares that would be granted automatically in 2008 under the 2008 Plan to our 11 current non-employee directors pursuant to the restricted stock unit grant formula for non-employee directors:

Name and Position	Dollar Value ($)	Number of Units

Non-Employee Directors	Fair Market Value on date of grant	33,000

Future equity and non-equity based awards under the 2008 Plan to executive officers and employees, and any additional future discretionary equity awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above. By way of background, please see the “2007 Annual Incentive Plan Calculation” on page 38, and “2007 Grants of Plan-Based Awards” table on page 44 of this proxy statement for information concerning annual cash incentive awards and equity plan-based awards, respectively, to our named executive officers in 2007, and “Director Compensation for Fiscal Year 2007—Equity Awards” on page 59 for more information on the terms of annual awards to non-employee directors and initial awards to new non-employee directors. See “Equity Compensation Plan Information” on page 57 for additional information regarding our existing equity plans.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2008 OMNIBUS INCENTIVE PLAN, INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER WHICH CERTAIN AWARDS MAY BE GRANTED AND THE MAXIMUM LIMITS FOR ANY AWARD TO AN INDIVIDUAL.

PROPOSAL NO. 4—SHAREHOLDER PROPOSAL REGARDING ANNUAL TERMS FOR DIRECTORS

In accordance with SEC regulations, we include the following shareholder proposal plus any supporting statement exactly as submitted by the proponent. The American Federation of State, County and Municipal Employees Pension Plan, located at 1625 L. Street, N.W., Washington, D.C. 20036, has submitted documentation indicating that it is the beneficial owner of approximately 829 shares of our common stock and has notified us that it intends to present the following proposal at our annual meeting:

“RESOLVED, that shareholders of Equifax Inc. (“Equifax”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Equifax’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

      We believe the election of directors is the most powerful way shareholders influence Equifax’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

      In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe destaggering the board will destabilize Equifax or affect the continuity of director service.

      A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

      A 2002 study by Professor Bebchuk and two colleagues provides evidence that classified boards harm shareholders. The study, which included all hostile bids from 1996 through 2000, found that an “effective staggered board”-a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification—doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards, like the one Equifax has, cost target shareholders $8.3 billion during that period.

      A growing number of shareholders appear to agree with our concerns. In 2007, about 40 board declassification resolutions were filed by shareholders, averaging more than 67 percent support. Additionally for 2007, management at 62 companies sought shareholder approval for proposals to declassify their boards. (Source: Institutional Shareholder Services).

      We urge shareholders to vote for this proposal.”

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Statement of the Board in Opposition to Proposal No. 4:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

After careful consideration, the Board has determined that it is in the best interests of Equifax and its shareholders to maintain a classified board. We believe adopting the proposal would not be in the best interests of Equifax’s shareholders for the following reasons.

As provided in the Company’s articles of incorporation, the Company has three classes of directors, with members of each class elected to three year terms. The classes are staggered, such that shareholders vote on one class of directors each year. We have had this structure continuously since prior to becoming a public company in 1965.

The staggered election of directors provides continuity and stability in the management of the business and affairs of Equifax.    The general purpose of the classified board is to assure the continuity and stability of Equifax’s management and policies. It ensures that a majority of directors at any given time will have prior experience with and in-depth knowledge of Equifax and its policies, strategies and businesses and are positioned to make decisions that are best for Equifax and its shareholders. Specifically, we believe that a classified board:

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creates a more experienced board that is better able to make fundamental decisions about the business—decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

•

promotes the establishment of long-term strategies and goals and helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders who might have an agenda contrary to the long-term interests of all shareholders;

•

enhances the independence of non-management directors by providing them with an assured three year term of office rather than just a one year term during which they may be hesitant to challenge management;

•

strengthens our ability to attract and retain highly qualified directors who are willing to make a multi-year commitment to Equifax and its shareholders and to develop a deep understanding of the business; and

•	allows new directors an opportunity to gain knowledge about our businesses from continuing directors.

In a 2007 article published in the New York Times, Guhan Subramanian, a professor of business and law at Harvard University and one of the authors of the 2002 study cited by the proponent, acknowledged many of these benefits of a classified board. In the New York Times article, Professor Subramanian conceded that “staggered boards offer many benefits over unitary boards: greater stability, improved independence of outside directors and a longer-term perspective—things shareholders should want, too,” and that to declassify the board of directors would “risk further short-termism in boardrooms.”

A classified board enhances Equifax’s ability to negotiate the best results for Equifax’s shareholders in the event of an unsolicited takeover.    The current board structure encourages a third party to negotiate with Equifax’s Board of Directors instead of engaging in an unfriendly or unsolicited effort to take over or restructure Equifax that may not be in the best interests of its shareholders. Absent a classified board, a potential buyer could gain control of Equifax by waging a proxy contest and then replacing a majority of the Board (if not the entire Board) with its own slate of nominees at a single annual meeting. With the Board then under the control of the potential buyer, the buyer is well-positioned to complete a takeover of the Company without paying any premium to Equifax’s shareholders in exchange for its newly-acquired control. On the other hand, a classified board, by requiring two election cycles for a third party to take control of the Board, gives a potential buyer strong incentive to negotiate with the Board to reach a result that is in the best interests of Equifax’s shareholders and that, with the resulting support of the Board, can be promptly implemented. Importantly, the desire of the potential buyer to negotiate gives Equifax’s Board more time to evaluate the adequacy and fairness of the proposal and to consider alternative proposals, and ultimately more leverage to negotiate the best result for all shareholders.

Having a classified board does not prevent unsolicited takeover attempts but instead helps to maximize value for all shareholders in the event of a takeover. A recent study found that while classified boards somewhat deter the likelihood of receiving a takeover bid, targets with a classified board are ultimately acquired at an equivalent rate as companies without classified boards. Most importantly, this study concluded that target shareholders of firms with classified boards receive a larger proportional share of the total value gains from a merger. “Overall, the evidence is inconsistent with the view that board classification is associated with managerial entrenchment, and instead suggests that classification improves the relative bargaining power of target managers on behalf of their constituent shareholders.” Bates, Bechler and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (April 2007) at page 3.

The benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders.    Our directors’ interests are specifically aligned with shareholders’ interests through the fiduciary duty owed by board members to act in shareholders’ best interests. All directors are required by law to uphold their fiduciary duties to Equifax and its shareholders, regardless of the length of their term of office. Equifax believes that a classified board in no way diminishes directors’ responsibilities and accountability to shareholders. Further, Equifax believes that a classified board is consistent with good corporate governance and notes that a very substantial number of public companies have classified boards.

Implementation of the proposal will require further action by the Board and shareholders.    This shareholder proposal has been cast as a recommendation. The classified board structure is part of Equifax’s amended and restated articles of incorporation and Bylaws, and declassification could only occur through an amendment to both. In order to declassify Equifax’s Board, the applicable provisions of the articles of incorporation would need to be amended by the holders of a majority of the outstanding voting shares of stock and amendment of the Bylaws would require that the votes cast in favor of the action exceed the votes cast opposing the action. If the proposal is not recommended by the Board, approval by the holders of not less than 66-2/3% of the then outstanding shares of voting stock is required to amend both the articles of incorporation and the Bylaws. Approval by the shareholders, if not at an annual meeting, generally would be expensive and would result in some delay in effecting the amendment.

PROPOSAL NO. 5—SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING FOR DIRECTORS

In accordance with SEC regulations, we include the following shareholder proposal plus any supporting statement exactly as submitted by the proponent. The United Brotherhood of Carpenters Pension Fund, located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, has submitted documentation indicating that it is the beneficial owner of approximately 2,313 shares of our common stock and has notified us that it intends to present the following proposal at our annual meeting:

“Resolved:    That the shareholders of Equifax Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.”

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Statement of the Board in Opposition to Proposal No. 5:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL NO. 5 FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered the proposal and for the reasons described below does not believe that it is in the best interests of Equifax and its shareholders to amend Equifax’s articles of incorporation to provide for the election of directors by a majority of the votes cast.

Plurality voting for directors is an accepted voting standard.    Equifax currently elects its directors each year by a plurality voting standard. Under plurality voting, which is the predominant voting standard for public companies incorporated in Georgia and among all U.S. public companies, nominees who receive the most affirmative votes are elected to the board. In 2006, the American Bar Association recommended that plurality voting continue to be the state law voting standard for corporations that have not voluntarily adopted a different standard.

The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. Plurality voting avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. Further, the rules governing plurality voting are clear and straightforward. Every year, thousands of companies and millions of individual voters, with varying levels of sophistication, cast their votes for the election of directors, and under the plurality system all voters know exactly what to do. Moving to a majority vote standard could jeopardize the simplicity, certainty and efficiency of the current plurality system. Equifax’s plurality voting standard offers all of these benefits while still providing shareholders with meaningful opportunities for participation and a significant means of expressing dissatisfaction through a withheld vote and the ability of shareholders to nominate new directors.

To our knowledge, majority voting would not have changed the outcome of any election of directors by Equifax shareholders.    The plurality standard has served Equifax well for many years. In fact, we are not aware of any instance in which plurality voting prevented Equifax’s shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole. As a practical matter, in each of the last 10 years, every director nominee has received the affirmative vote of more than 67% of the shares voted at the annual meeting of shareholders, and the average affirmative vote over that period was in excess of 95%. As a result, this proposal would have had no impact on the outcomes of Equifax’s director elections during the past 10 years. Given that director nominees consistently are elected by high margins with few withheld votes, concerns asserted in the proposal that directors may be elected with one vote are unfounded.

A majority voting standard has a number of disadvantages.    The Board believes that the majority voting standard contemplated by the proposal has a number of disadvantages, as summarized below.

Uncertainty of outcome.    The proposal does not address what would occur if no director candidate receives the requisite majority vote. The proposal does not address how or when Equifax would fill any vacancy resulting from a resignation of a director who did not receive the requisite majority vote or take into account that such vacancies could be disruptive and could interfere with the functioning of the Board. Further, Equifax may face multiple resignations or vacancies, which might result in a failure by Equifax to meet New York Stock Exchange, or NYSE, listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts. Equifax’s current voting and corporate governance structure, under which shareholders may still express dissatisfaction with the Board by withholding votes for certain directors or proposing nominees, allows Equifax to maintain a stable Board while evaluating an appropriate response to shareholder dissatisfaction. Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that would result from the implementation of a majority voting standard, gives the Board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.

Inflexibility under Georgia law.    The majority voting standard set forth in the proposal suffers from the disadvantage that it is inflexible under Georgia law. Georgia law requires that the voting standard (if not a plurality) be included in Equifax’s articles of incorporation. If the Board includes a majority voting standard in the articles of incorporation and, in the future, Equifax determines that majority voting is no longer appropriate, then Equifax would need to amend its articles of incorporation to further change the voting standard. This would require the approval of a majority of the votes entitled to be cast on the amendment of the articles of incorporation and, with respect to amendment of the bylaws, the votes cast favoring the amendment would need to exceed the votes cast opposing the action. Approval by the shareholders generally would require a meeting of shareholders which, if not an annual meeting of shareholders, would be expensive and would result in some delay in effecting the amendment.

In contrast, most Delaware corporations which have implemented majority voting have done so by establishing the majority voting standard in their bylaws, which is permitted under Delaware law but not Georgia law. In fact, to our knowledge none of the companies named by the proponent is a Georgia corporation, and none of them included the majority vote standard in their articles of incorporation as would be required under Georgia law. Because the voting standard is contained in their bylaws, the boards of those companies could amend it quickly and inexpensively if the need arose. However, Georgia law requires a majority voting standard be included in Equifax’s articles of incorporation, which would prevent Equifax from changing it quickly or inexpensively.

Unknown consequences of proposal in combination with proposed NYSE broker voting rule.    The consequences of adopting a majority voting standard may not be fully understood in light of a proposed NYSE rule concerning broker votes in director elections. Under the proposed NYSE rule, a broker would not be permitted to vote the shares of an account holder for the election of directors if the account holder has not provided voting instruction to his or her broker. If adopted, which we believe is likely, this is expected to result in far fewer votes being cast in future director elections because brokers representing investors will no longer be able to cast the large number of votes for which the account holder did not respond to the request for voting instructions. If adopted, this NYSE rule, by significantly reducing the number of votes cast, in combination with a voting standard that requires a majority of votes cast, may allow a minority of shares or a single-issue activist to defeat the election of a director or group of directors, resulting in an outcome that may be unfair to the majority of shareholders or inconsistent with Equifax’s long-term goals.

Increased costs associated with routine elections.    Another consequence of the proposal may be to unnecessarily increase the cost of soliciting shareholder votes. Implementation of this proposal could provide special interest shareholder groups with the power to promote “vote-no” campaigns against the election of one or more of the Board’s director nominees, forcing Equifax to employ a proactive telephone solicitation, a second mailing or other vote-getting strategies to obtain the required votes. The result may be increased spending for routine elections, which is not the best expenditure of Equifax’s funds.

The qualifications of and the performance by directors are not affected by new voting standard.    Finally, the Board believes that the quality of Equifax’s directors has a far greater impact on our governance than the voting standard used to elect them. Equifax’s current procedures for nominating directors include a rigorous evaluation process. The Governance Committee of our Board and the Board thoroughly evaluate each nominee’s skills, experience and independence as well as the criteria set forth in our Guidelines on Significant Corporate Governance Issues. This review process ensures that Equifax is governed and managed with the highest standards of responsibility, ethics and integrity coupled with a commitment to Equifax’s long-term success and affirms Equifax’s commitment to strong corporate governance policies and practices.

The concept of a majority voting standard is currently being considered and evaluated by governmental authorities, stock exchanges, legal scholars and other experts, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. The Board does not believe a consensus has emerged on this issue yet. The Board is monitoring these developments and, if appropriate and in the best interest of Equifax’s shareholders, will take further action to maintain its commitment to high standards of corporate governance.

EXECUTIVE COMPENSATION

COMPENSATION, HUMAN RESOURCES & MANAGEMENT SUCCESSION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation, Human Resources & Management Succession Committee of the Board of Directors has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Equifax for the year ended December 31, 2007.

Compensation, Human Resources &

Management Succession Committee

Larry L. Prince, Chair

L. Phillip Humann

Siri S. Marshall

Jacquelyn M. Ward

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

This section describes our executive compensation policies and decisions for 2007 for the chief executive officer, or CEO, and the other four executive officers listed in the Summary Compensation Table below. Throughout this proxy statement, we refer to these five executive officers as our named executive officers, or NEOs. The information contained in this section should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

The Compensation, Human Resources & Management Succession Committee of the Board, which we refer to as the Compensation Committee or simply the Committee, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee reviews total compensation paid to the NEOs and other members of the Company’s senior leadership team to ensure that such compensation is fair, reasonable and competitive.

Our Compensation Philosophy and Objectives

The Compensation Committee believes that to be effective, the Company’s compensation program must attract, motivate and retain executive talent and deliver rewards to executive officers for superior Company and individual performance. Our executive compensation philosophy is based on the following core principles:

•

Pay for Performance.    Our compensation program must motivate our NEOs to drive Equifax’s business and financial results and is designed to reward the achievement of specific annual, long-term and strategic goals by the Company. Through individual adjustments to base salary, annual cash incentives and equity grant levels, we differentiate compensation to recognize actual performance of corporate and individual performance goals. Our compensation program provides upside potential for over-achieving financial goals with significant downside risk for missing performance targets. The Compensation Committee believes that the “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases only with higher performance) should be the largest component of an executive’s compensation, particularly for more senior executives.

•

Competitive Pay.    Compensation programs are required to attract, motivate and retain high-performing executives in key positions vital to our success, profitability and growth. For each of the NEOs, we believe that total compensation should be at or near the median level of the total compensation for executives at companies with which we compete for executive talent, recognizing the need in some cases to pay at higher levels of the market data to attract or retain key talent.

•

Alignment with Shareholder Interests.    Our executives’ interests must be aligned with those of our shareholders. To accomplish this, our entire long-term incentive program is linked to the performance of our stock.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

How We Determine Compensation

Compensation Committee Role and Input from Management

The Compensation Committee makes all compensation decisions for the NEOs and approves recommendations regarding equity awards to all executive officers required to file reports under Section 16(a) of the Securities Exchange Act of 1934, which we refer to as our Section 16 Officers.

The CEO annually reviews the performance of each other NEO. The CEO’s performance is reviewed by the Committee with input from the non-employee members of the Board. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process:

•

The CEO makes recommendations to the Committee regarding executive merit increases and compensation packages for the NEOs other than himself based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

•

The chief human resources officer and her staff provides the Committee with details of the operations of our various compensation plans, including the design of performance measures for our annual cash incentive plan and the design of our equity incentive awards.

•

The chief financial officer, or CFO, provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and in certifying the actual performance of corporate financial goals for the preceding year.

•	The corporate secretary attends meetings to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations deemed appropriate by the Committee. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without any members of the management team present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs, with input from the non-employee members of the Board in executive session as to the CEO’s compensation.

Use of Compensation Consultants

The Compensation Committee has engaged Hewitt Associates LLC, or Hewitt, an outside global human resources consulting firm, to conduct an annual review of the total compensation program for the NEOs as well as for other Section 16 Officers. During 2007, Hewitt was asked to:

•	Assist with the establishment of a peer group of companies;

•	Provide information on compensation paid by peer companies to their executive officers as well as survey data and data from its proprietary database;

•	Advise the Committee on alternative competitive structures, forms of compensation and allocation considerations;

•	Advise the Committee in determining appropriate levels of compensation for the NEOs and other members of the senior leadership team; and

•	Attend all meetings of the Committee and participate in executive sessions of the Committee without management present.

In 2006 and 2007, Hewitt prepared “tally sheets” for each Section 16 Officer. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, the amount of wealth already created from prior equity grants, and amounts payable upon hypothetical employment change events including change in control, death or disability, voluntary termination, involuntary termination without cause or for cause, and retirement. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions, but did not result in any changes being made to the structure of the total compensation package or specific NEO compensation except as noted in the discussion below of long-term equity-based grants, where the size of past grants was one factor considered by the Committee in determining 2007 grants.

The Company also engaged Hewitt during 2007 to provide information and advice related to our proposed 2008 Omnibus Incentive Plan (see Proposal No. 3 in this proxy statement) and on change in control agreements with executive officers.

Use of Benchmarking Data

In early 2007, Hewitt presented the Compensation Committee with an analysis of the compensation of Section 16 Officers, including the NEOs, compared to market data as described below. This analysis was discussed and reviewed by the Committee with Hewitt.

Hewitt used two primary types of market data to compile this analysis:

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General industry data, including data from companies similar in size to us drawn from (1) all companies in Hewitt’s proprietary database and (2) a Towers Perrin U.S. General Industry Executive Database provided by management.

•

Peer group data, drawn from 2006 proxy statements and available public reports for 19 publicly-held financial information and business services companies. The peer group, approved by the Compensation Committee and identified below, includes companies against which Equifax competes directly or indirectly for capital, executive talent and, in some cases, business. For comparison purposes, Equifax’s annual revenues are slightly above the median revenue of the peer group, which ranged from $706 million to $10 billion.

Acxiom Corp. Advo, Inc. The Bisys Group, Inc. Choicepoint Inc. Convergys Corp. Dow Jones & Co. Inc. Dun & Bradstreet Corp.	Fair Isaac Corp. First Data Corp. Fiserv Inc. Harte Hanks Inc. Intuit Inc. Knight Ridder Inc. McGraw-Hill Companies Inc.	Moody’s Corp. NCO Group Inc. Teletech Holdings Inc. Total System Services Inc. Valassis Communications Inc.

In general, the Committee targeted 2007 base salaries to be between the general industry median and the 65th percentile. To determine market base salary for the CFO, peer group proxy data was also considered.

The Committee targeted short-term incentive opportunities at the general industry median appropriate to each market base salary level, with an opportunity to earn above-market rewards for outstanding performance.

For NEOs other than the CEO, the Committee targeted long-term incentive opportunities at a range around the average of the peer group median and the general industry median. The Committee took individual performance into account in determining where within that range to make awards.

Analysis of Executive Compensation

The Compensation Committee considered a broad range of facts and circumstances in setting 2007 executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, were market competitiveness, based on the Committee’s review of the benchmarking data described above, and experience and individual performance, which were largely subjective measures considered by the Committee but not given any particular weight except as explained below in the discussion of base salary, annual and long-term incentives.

Business results for the most recently completed fiscal year, primarily adjusted diluted earnings per share and operating revenue, also factored heavily in setting executive compensation. In setting 2007 compensation levels, 2006 Company financial results were reviewed and discussed by the Committee. The financial results as compared to the targets approved by the Committee under the annual incentive plan generally determined payouts under the plan for 2007, in addition to the performance of individual goals. These results formed the basis for setting performance targets for the next fiscal year.

The individual performance of NEOs other than the CEO, based on performance reviews presented by the CEO, also influenced the Committee’s decisions regarding individual compensation, as discussed under “Individual Qualitative Performance Assessments” below.

In evaluating the performance of the CEO and setting his compensation, the Committee took into account corporate financial performance, as well as a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. These non-financial factors were determined largely on a subjective basis and did not involve pre-established performance goals except as described under “Individual Qualitative Performance Assessments” below. The Committee and the Board noted that in 2007, the Company under the CEO’s leadership, achieved superior financial results and executed on its long-term “Growth Playbook,” including strategic acquisitions, and made significant achievement on a broad range of non-financial goals, new product initiatives, talent management and succession planning.

The Committee did not consider the effect of past changes in stock price, or expected payouts or earnings under other plans, in setting 2007 awards of NEO compensation. In addition, incentive compensation decisions were made without regard to length of service or prior years’ compensation, although the Committee did consider prior awards in granting stock options and restricted stock units. For example, NEOs with longer service at Equifax or who may be eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in a given year, than NEOs with shorter service. The Committee has not adopted a policy with regard to the relationship of compensation among the NEOs or other employees and exercises its discretion in determining actual and relative compensation levels for the NEOs.

Analysis of Elements of Executive Compensation

Under Equifax’s total compensation program, compensation for the NEOs consists of the following elements: base salary, annual cash incentives, long-term equity-based incentives, retirement and other benefits, and perquisites.

For 2007:

•

82.4% of the CEO’s total direct compensation was performance-based (annual plus long-term equity-based incentives), and performance-based compensation for the other NEOs ranged from 69.6% to 73.9%; and

•

64.7% of the CEO’s total direct compensation was equity-based and 78.6% of performance-based compensation was long-term. Equity-based compensation for the other NEOs in 2007 ranged from 51.3% to 58.3%, and long-term incentives ranged from 73.7% to 78.8%. For this purpose, stock option values are calculated using the Black-Scholes option pricing model, and restricted stock unit values are calculated by the risk-adjusted present value of the award, as determined under a Hewitt model.

Base Salary

Consistent with the Company’s philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay. The NEOs are paid an amount in the form of base pay sufficient to attract competent executive talent and maintain a stable management team.

During its 2007 review of base salaries for NEOs, the Committee primarily considered:

•	benchmarking data as described above;

•	an internal review of the executive’s position and current compensation, both individually and relative to other executive officers;

•	experience level and scope of responsibilities; and

•	individual performance of the executive, as discussed under “Individual Qualitative Performance Assessments” below.

In early 2007, the Compensation Committee approved base salary merit increases for the named executive officers effective March 3, 2007, as follows:

Richard F. Smith, Chairman and CEO, received a 3.8% increase in base salary to $1,350,000. The Committee determined to provide this amount of increase primarily to keep Mr. Smith’s base pay in line with the market trend of the Hewitt General Industry Database. The Committee recognized that Mr. Smith’s base salary prior to and after the increase was in the top quartile of base pay for CEO’s at peer companies in Equifax’s industry. The variation in base salary paid to the CEO compared to the base salaries of the other NEOs reflects Mr. Smith’s high level of accountability and responsibility for the Company’s overall performance, the market data for his role relative to other NEOs at the companies comprising our peer group, and Mr. Smith’s extensive business experience.

Lee Adrean, CFO, received a 5.9% increase in base salary to $435,000 compared to the level established in October 2006 when he was hired as CFO. The data from Hewitt indicated that Mr. Adrean’s 2006 base salary was between the 50th and 65th percentiles of the peer group and general industry survey data. The Committee approved the increase which maintained his base salary around the 65th percentile.

Coretha M. Rushing, Chief Human Resources Officer, received a 6.7% increase in base salary to $400,000 compared to the level established in May 2006 when she was hired, initially as Chief Administrative Officer. The data from Hewitt indicated that her 2006 base salary was between the 50th and 65th percentiles of the general industry survey data, and the Committee approved the increase for 2007 to position her base salary just above the 65th percentile of the general industry survey data.

Kent E. Mast, Chief Legal Officer, received a 5.2% increase in base salary to $392,000, with consideration given to breadth of his role as Corporate Vice President and Chief Legal Officer which includes additional responsibilities for company-wide global sourcing, data and physical security, government relations and corporate governance. The data from Hewitt indicated that his 2006 base salary was below the 50th percentile of the general industry survey data, and approved the 2007 increase to position his base salary just above the 50th percentile of the general industry survey data.

Paul J. Springman, Chief Marketing Officer, received a 7.3% increase in base salary to $370,000 compared to 2006, giving consideration to data from Hewitt which indicated that his 2006 base salary was between the 50th and 65th percentiles of the general industry survey data. This increase positioned Mr. Springman’s base salary below the 65th percentile of the general industry survey data.

Annual Cash Incentives

The Company’s annual incentive plan allows the Compensation Committee to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs, encourages actions that will result in the growth of shareholder value and allows key employees to share in the growth and profitability of the Company.

Pursuant to the annual incentive plan, as approved by the Committee, the NEOs and other key employees are eligible for awards based on the Company’s attainment of specific pre-established measures. The plan is generally structured as follows, with changes made from year to year to reflect changing business needs and competitive circumstances:

•

At the beginning of each year, the Committee establishes performance measures and goals, which include the financial and individual metrics being assessed, as well as minimum thresholds required to earn an award and target and maximum performance objectives. The minimum threshold for corporate financial goals is set based on the Company’s actual performance for the preceding year.

•

Also at the beginning of each year, the Committee sets payout targets for each executive, expressed as a percentage of base salary. In general, the Committee establishes the individual payout targets for each NEO each year based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and published general industry surveys.

•

After the close of each year, the Company calculates performance against the pre-established measures for the Company and for each business unit. The NEOs receive an award, if any, based on their individual target opportunities, the Company’s performance relative to the specific performance goal, and individual performance relative to individual performance objectives.

For the 2007 annual incentive plan, the objective financial performance measures for the NEOs, each of whom had company-wide responsibilities, were operating revenue, or Revenue, used to measure top line growth, and adjusted diluted earnings per share from continuing operations, or EPS, used to reflect bottom line net profit. Individual performance objectives are described below. Each performance measure represents part of the total annual incentive bonus award calculation, and different measures are weighted differently in the calculation.

The minimum threshold required to earn an annual incentive plan award under the EPS or Revenue measure generally is set around 90% of target. For 2007, threshold was set at approximately 94% of the established performance goal, and the maximum payout was at attainment of 104% of the performance goal. Under the plan, actual awards could have ranged from 0% of the individual’s award goal (for performance below the threshold level) to 200% of the individual’s award level (for performance at the specified maximum goal). For 2007 plan awards, the individual target percentages ranged from 60% of the NEOs’ annual base salaries (for other than the CEO), to 100% for the CEO.

The table below summarizes the performance measures, weights, targets and actual results used to determine the 2007 annual incentive bonuses payable to our NEOs. Performance bonus payouts for 2007 were approved in February 2008 by the Compensation Committee.

2007 Annual Incentive Plan Design Summary

The following annual incentive plan structure applied to each NEO:

Performance Measure (1)	Weight	Performance Target	Actual Performance (2)	Percent of Target Award Earned
Diluted EPS from continuing operations	65%	$2.15	$2.18	138.0%

Operating revenue	15%	$1.639 billion	$1.664 billion	140.0%

Individual goals	20%	(3)	(3)	(3)

(1)	For compensation purposes, when the Committee approved performance measures at the beginning of 2007, it also identified categories of special items for which the performance measure may be adjusted for purposes of determining incentive payout, which include charges and gains relating to major acquisitions, divestitures, restructurings and other income or charges that may mask the underlying operating results and or business trends of the Company or business segment, as applicable.

(2)	In certifying actual performance against the pre-established financial goals for 2007, the Committee concluded that the Company’s 2007 revenue determined under U.S. generally accepted accounting principles, or GAAP, should be decreased by $179 million, and 2007 GAAP diluted EPS should be increased by $0.16, to remove the all-in effect of the Company’s acquisition of TALX in May 2007, when measuring performance for incentive purposes, weighing potential long-term business and earnings benefits of the acquisition against the near-term dilutive impact of incurring acquisition-related amortization and issuing additional shares and incurring additional interest expense related to acquisition financing and subsequent share repurchases. Adjustments to GAAP EPS approved by the Committee included (1) deducting TALX’s post-acquisition operating revenue and operating income from total Equifax results; (2) deducting from Equifax operating expense third party tax and consulting professional fees directly and solely related to the integration of TALX into Equifax; (3) revising weighted average diluted shares outstanding to remove the shares issued in the acquisition and to reflect share repurchases only to the extent of free cash flow generated during the year instead of the larger amount repurchased because of the acquisition and subsequent debt issuance and share repurchase; (4) reducing interest expense to adjust for debt assumed in the acquisition, debt incurred to pay a portion of the purchase price, and debt incurred to finance an acquisition-related share repurchase program; and (5) adjusting the effective income tax rate to the rate that would have been in effect without the TALX acquisition.

(3)	For information on achievement of individual objectives, see below under “Individual Qualitative Performance Assessments.”

Corporate Financial Performance

In making the annual determination of the threshold, target and maximum levels under the annual incentive plan, the Compensation Committee may consider the specific circumstances we expect to face during the coming year. Revenue targets are set in alignment with Equifax’s strategic goals and performance expectations. Revenue and earnings per share or profit targets may also take into consideration items that the Committee believes are not representative of ongoing Company performance. Each of the metrics used is designed to create shareholder value and reward strong performance. For the 2007 annual incentive plan, the threshold level (minimum 25% payout) was set based on the Company’s actual performance for 2006. Maximum (200% of target) and target (100%) revenue and EPS goals were set as follows:

Revenue Goals.    Maximum and target corporate revenue goals represented a 10.0% and 6.0% increase, respectively, over the Company’s 2006 reported GAAP revenue of $1.546 billion. Actual performance against the 2007 revenue objective was measured on a non-GAAP basis, as summarized in note 2 to the 2007 Annual Incentive Plan Design Summary table above, after deducting incremental revenue from the acquisition of TALX on May 15, 2007, the effect of which was not incorporated in the original targets.

EPS Goals.    Maximum and target corporate EPS goals represented an 11% and 7% increase, respectively, over 2006 non-GAAP adjusted diluted EPS performance of $2.01, which excluded from the $2.12 GAAP diluted EPS result a $.03 per share charge related to an organizational realignment net of tax, an $.11 per share benefit from a litigation settlement, a $.04 per share charge from certain litigation loss contingencies, net of tax and a $.07 per share income tax benefit. The Compensation Committee sets the target level for EPS consistent with Equifax’s long-term earnings objectives. The threshold level generally reflects the previous year’s actual performance, adjusted by the Committee to exclude unusual items. The target level reflects growth consistent with the lower end of our longer term earnings growth objective, adjusted at the time targets are set, if appropriate, for current market conditions or outlook, usually reflecting upper single digit growth; and the maximum level reflects exceptional earnings performance which can only be attained at the top end of our earnings objective, typically at or in excess of 10%.

Individual Qualitative Performance Assessments

The individual performance goals established by the Compensation Committee for the CEO for 2007, and established for the other NEOs by the CEO for 2007, were concentrated in the areas described below. The CEO’s individual specific goals generally are tied to Equifax’s performance as a whole, based in part on the Committee’s annual performance evaluation and input from the Board. For the other NEOs, individual goals relate to the performance of the specific business units or functions over which they had responsibility, and their performance against their individual goals was assessed by our CEO and reviewed with the Committee.

The table below summarizes the Compensation Committee’s assessment under the annual incentive plan of the performance of individual objectives for each NEO for 2007, in addition to the corporate financial goals described earlier:

Mr. Smith—executing on the Company’s long-term growth strategy, including the acquisition of TALX Corporation, which adds strategic value and further expands our unique data assets, and launching initiatives to provide greater geographic and product diversification; driving operational efficiencies through continuous business process improvements; accelerating the deployment of new product innovation and product transfer to generate profitable growth; enhancing the Company’s succession planning and performance-driven culture by adding new talent in key roles; recognizing leaders who drive long-term business results and who embrace diversity; and delivering tools and resources that help employees and managers to understand their roles and their contributions to Equifax’s bottom line.

Mr. Adrean—implementing a Company-wide Enterprise Risk Management process; implementing cost management/process improvement opportunities and financial analytical capabilities; improving accounts receivable days sales outstanding; development of the 2007 and 2008 budgets; successful financing of the TALX acquisition and its finance, treasury and accounting integration; and developing domestic and international tax strategies to reduce tax expense.

Ms. Rushing—developing long-term human resources capital plans; improving employee communications; supporting acquisitions and integration of acquisitions, including TALX; implementing cost management/process improvement opportunities; and implementing new company-wide talent management, performance management and succession planning programs.

Mr. Mast—achieving global sourcing initiatives to drive significant cost savings; making infrastructure improvements; supporting acquisitions and integration of acquisitions, including TALX and international growth opportunities; effectively representing the Company in various legislative and regulatory matters; implementing enhanced data security measures; realigning the international legal organization; and successfully defending pending litigation matters and protecting the Company’s intellectual property.

Mr. Springman—improving the process for developing, marketing and launching new products; identifying global growth opportunities; implementing global pricing and brand strategy initiatives; and launching research and development initiatives in predictive sciences modeling and analytics.

The table below sets forth the 2007 annual incentive plan performance bonus summary for each NEO. The actual bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table (minus the individual performance portion of the bonus, which is reported in the “Bonus” column of such table). The threshold, target and maximum bonus payments also are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table. As compared to the Company’s long-term incentives described below, the annual incentive program is structured to deliver competitive awards based primarily on the Company’s profitability as measured by annual EPS performance (65% weighting), with a lesser emphasis on annual revenue goals (15% weighting), and rewarding individual achievement of annual goals specific to the executive’s function (20% weighting).

2007 Annual Incentive Plan Calculation

Name	Achievement as % Target			Weighted Achievement
				65%	15%	20%	100%
	EPS %	Revenue %	Individual %	EPS %	Revenue %	Individual %	Total %
R. Smith	138	140	200	90	21	40	150.7
L. Adrean	138	140	150	90	21	30	140.7
C. Rushing	138	140	150	90	21	30	140.7
K. Mast	138	140	150	90	21	30	140.7
P. Springman	138	140	200	90	21	40	150.7

Name	Bonus Earned as % of Target	2007 Base Earnings $	Target Bonus %	Target Bonus $	Actual Bonus $
R. Smith	150.7	1,340,385	100	1,340,385	2,019,960
L. Adrean	140.7	433,077	60	259,846	365,604
C. Rushing	140.7	395,192	60	237,115	333,622
K. Mast	140.7	388,253	60	232,952	327,764
P. Springman	150.7	365,163	60	219,098	330,180

Long-Term Equity-Based Incentives

The long-term equity-based incentive compensation program assists the Company to:

•	Enhance the link between the creation of shareholder value and long-term executive compensation;

•	Provide an opportunity for increased equity ownership by executives and other key employees; and

•	Maintain competitive levels of compensation.

In determining the appropriate size of equity grants to each NEO in 2007, the Committee considered the size of their past grants, the impact of the grants on market competitiveness, the potential for further executive contributions in the future, and retention objectives. For 2007, actual long-term incentive grants for NEOs other than the CEO were set in a range of 75% to 125% of the amount delivered from benchmarking as described above. The size of the long-term incentive grants for the NEOs other than the CEO ranged from 104% to 114% of the guideline amount indicated

by the benchmarking data described above. The specific grant size for each NEO was determined based on the Committee’s competitive analysis of the data for similar executive positions. For the CEO, the grant size of 85,000 RSUs and 110,000 stock options was set approximately equal to the value of the prior year’s grant (40,000 restricted stock units or RSUs and 75,000 stock options), times the general industry trend in long-term incentive value as determined by Hewitt, which reflected a 5% annual increase. Mr. Smith’s 2006 equity awards were provided in his employment agreement negotiated with the Company.

Equity awards included restricted stock units, or RSUs, and non-qualified stock options. RSUs and non-qualified stock option grants made during 2007 are shown in the Grants of Plan-Based Awards Table below. Messrs. Mast and Springman did not receive RSU grants in 2007 because they received three-year grants of RSUs for retention purposes in December 2004. In considering the form of the 2007 equity awards, the Committee concluded that an approximately 50/50 split of value between stock options and RSUs was appropriate (1/3 and 2/3, respectively, for the CEO), as it balanced the lower downside value risk and relative certainty offered by RSUs with the upside leverage offered by stock options. Each type of equity award is described below.

Restricted Stock Units.    RSUs represent unissued shares of our common stock; we do not issue stock until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives shares of our common stock without restriction. The RSUs issued to NEOs vest on the third anniversary of the grant date. RSUs do not accrue dividend equivalent units.

Non-Qualified Stock Options.    Options granted to NEOs in 2007 have a 10-year term. For 2007, the vesting period for new stock option awards was changed from 25% on date of grant and 25% each on the next three anniversaries of the grant date, to 33 1/3% on each of the first three anniversaries of the grant date, to align with competitive practices and promote retention. Non-qualified stock options permit an NEO to purchase shares of our common stock at a per-share exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date.

The Compensation Committee determined 2007 equity awards by establishing a dollar value for each NEO and then converting this dollar value to a number of RSUs and non-qualified stock options. By using this valuation approach, the number of stock options and RSUs varies from year to year based upon, among other things, our stock price at the time of grant (averaged over the preceding six months), even though the awards may have the same dollar value under the Committee’s valuation methodologies.

For this purpose, stock option values are calculated using the Black-Scholes option pricing model as calculated by Hewitt. The value of a single RSU is also calculated by Hewitt and represents a risk-adjusted present value of the award.

The economic value assigned to long-term awards represent estimated values only. The value ultimately realized from these awards will depend on a number of factors, including our operating performance and movements in our stock price.

Retirement and Other Benefits

Equifax provides its executives and NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan and a qualified retirement savings plan (401(k) plan) that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions. Due to limits under the Internal Revenue Code, or Code, on the maximum annual benefit that may be paid to an individual under our retirement plans, we also maintain a nonqualified supplemental retirement plan, or SERP, to offset this limitation. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the 401(k) plan. A more complete description of our retirement plans is provided on page 48. These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent.

The NEOs, along with other Equifax executives who earn base salary or an annual bonus in excess of certain federal tax law limits, are also eligible to participate in Equifax’s deferred compensation plans. These plans allow the participants to defer cash compensation and shares issuable under their equity-based compensation awards. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) plan, to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described below after the 2007 Nonqualified Deferred Compensation Table.

Perquisites

The NEOs are eligible to receive certain perquisites, including financial counseling, comprehensive medical examinations and additional life and personal liability insurance. The Company believes these benefits are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain high-performing employees for key positions, and are competitive when compared to those offered by our peer group.

Benefits include payment for financial planning and tax services in the amount of up to $12,500 in 2007 and $10,000 in subsequent years ($12,500 in the first year for newly hired executives), reduced from $15,000 in 2006, and $50,000 per year for the CEO. We also provide a limited number of club memberships to be used primarily for business purposes; up to $2,200 annually for diagnostic health care services not otherwise covered by Equifax’s medical plan; $3 million additional life insurance for the named executive officers ($10 million for the CEO); and $5 million personal excess liability insurance for NEOs ($10 million for the CEO). Security system monitoring expenses for the CEO’s personal residence are also paid by the Company. Attributed costs of these and other perquisites described above for the NEOs for 2007 are included in the “All Other Compensation” column of the Summary Compensation Table and Note 8 thereto.

Severance and Change in Control Benefits

The Company provides severance plan and change in control benefits that are competitive with market practices. The Compensation Committee believes these agreements are important elements of a total compensation program to attract and retain senior executives. Change in control provisions are intended to retain the executives and promote stability and provide continuity of senior management in the event of an actual or threatened change in control of Equifax. In addition, these agreements ensure that the executive’s compensation and benefits expectations would be satisfied in such event.

General Severance Plan.    Under the Company’s Severance Plan, eligible full-time U.S. salaried employees receive a severance benefit in the event (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. For further information on this plan, see the description of the plan which follows the “Potential Payments Upon Termination or Change-in-Control” tables below.

Change in Control Agreements.    As discussed below under “Potential Payments Upon Termination or Change-in-Control,” we provide all of our NEOs with benefits related to certain terminations of employment by Equifax without cause, or by the NEO for good reason, in connection with a change in control. Generally, these benefits include severance payment equal to three times the executive’s salary and annual incentive plan award, increased pension benefits, and continued welfare plan benefits. This level of benefits has been determined by the Compensation Committee based on periodic reviews of the competitive practices of other companies in Equifax’s peer group as provided by Hewitt.

In setting the potential payments under these agreements, the Compensation Committee does not consider compensation previously paid to an NEO, including any accumulated gains under prior equity-based compensation grants. In addition, while compensation decisions regarding the NEOs affect the potential payouts under these agreements, this did not affect decisions made with respect to other compensation elements since these change of control agreements may never come into effect.

The change in control agreements are “double-triggered,” meaning that compensation is payable only if a qualifying termination of employment occurs after a change in control actually takes place. We use a “double trigger”

provision rather than providing solely for payments upon a change of control, as this is more consistent with the purpose of encouraging continued employment of the executive following a change of control.

Equity Plan Change in Control Provisions.    Upon a change of control, all equity-based compensation awards will immediately vest. This is true for all employees, not just executive officers. Unlike the “double trigger” under the change of control agreements discussed above, no termination of employment is required for the awards to vest. This feature is consistent with the practice at peer companies and has the inherent benefit of simplicity, which increases its effectiveness in attaining the goals of change in control protection.

Employment Agreement with Richard F. Smith

The Company entered into an employment agreement with Mr. Smith as of August 22, 2005, under which he agreed to serve as our Chairman and CEO through September 19, 2008. Pursuant to the agreement, Mr. Smith was appointed to the Board and has since been reelected to that position. The terms of this agreement were negotiated and approved by the Compensation Committee. Mr. Smith’s employment agreement also includes general severance protections described below under “Additional Information Regarding Mr. Smith’s Post-Termination Payments.” The employment agreement was used for competitive purposes to attract and retain an experienced executive.

Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial three-year term unless either party gives the other party notice of non-renewal at least 12 months prior to the end of the applicable term. Mr. Smith’s base salary is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 100% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee.

Pursuant to his employment agreement, and in addition to various grants and payments made in 2005, on January 6, 2006, Mr. Smith was granted (i) ten year options to purchase 75,000 shares of our common stock at their closing fair market value on January 6, 2006, exercisable 25% on the grant date and 25% per year thereafter; (ii) 40,000 restricted stock units, vesting on January 6, 2009; and (iii) 65,000 restricted stock units that vested if the Company achieved a 2006 EPS target of at least $1.90, provided Mr. Smith remains employed by the Company through 2008. The Company subsequently achieved EPS of $2.12 for 2006 and the award of 65,000 restricted stock units was earned by Mr. Smith subject to continued employment through 2008.

Mr. Smith became vested in the Supplemental Retirement Plan described below under “Pension Benefits for Fiscal Year 2007” and was credited with five years of service under such plan.

Stock Ownership Guidelines

Equifax’s stock ownership guidelines are designed to increase our executives’ equity stakes in Equifax to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within four years, the CEO should attain an investment position in our stock equal to six times his or her base salary (including 401(k) shares, deferred share units and unvested restricted stock) or, in the alternative, ten times base salary in outright ownership plus vested, unexercised stock options. All other NEOs should attain within four years an investment position equal to three times their base salary in outright ownership or, in the alternative, six times their base salary in outright ownership plus vested, unexercised option shares. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older. Each of the NEOs has achieved, or is on track to achieve within the applicable four-year period, shareholdings in excess of the applicable multiple set forth above.

Consideration of Tax Effects

The impact of federal tax laws on our compensation program is considered by the Compensation Committee, including the deductibility of compensation paid to the NEOs, as regulated by Code Section 162(m). Most of Equifax’s compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of Equifax’s compensation programs qualify for deductibility. For example, the individual performance portion of the annual incentive plan bonus paid to Mr. Smith, which was $536,154 for 2007, is determined by the Compensation Committee based on subjective assessments and therefore does not qualify as performance-based deductible compensation under the objective standards of Section 162(m).

If the payments to an NEO on account of his or her termination exceed certain amounts as a result of a change in control, we may not be eligible to deduct the payments for federal income tax purposes. In addition, the NEO could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal payroll and income taxes. To offset the effect of the excise tax, we will make “gross-up” payments to an NEO to reimburse the officer for the excise tax. In this way, the executive retains the same amount the executive would have retained had the excise tax not been imposed, but the Company is unable to deduct a large portion of the payments. We provide for these payments because they allow an executive to recognize the full intended economic benefits of the executive’s change of control agreement.

We generally have designed our compensation programs for NEOs to comply with Section 409A of the Internal Revenue Code so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Policy on Recovery of Compensation in Event of Financial Restatement

Although we do not have a formal policy specifically with respect to the recovery of incentive awards from executives or the NEOs in the event of a restatement of our financial statements, since 2004, awards of stock options and restricted stock units generally have been subject to cancellation, rescission, suspension or recoupment by the Compensation Committee if the recipient engages in “actions deemed to be detrimental to Equifax,” as defined in the applicable award agreements, during the recipient’s employment with us or for a period of 12 months after termination of employment (24 months in the case of restricted stock units), subject to the terms of any employment agreement. This could include recoupment of such awards to named executive officers in the event of a restatement of the financial statements in appropriate circumstances.

Equity Granting Process

Equity awards to NEOs are currently made annually under our 2000 Stock Incentive Plan at the first regularly scheduled Compensation Committee meeting of the year, generally in early February. For Section 16 Officers, options are priced at fair market value equal to the closing market price of our stock on the NYSE on that day or, if necessary to facilitate review by the Board of proposed CEO grants, the day of the Board meeting unless the Committee meeting occurs outside an open stock trading window period, in which case the awards are made effective as of the market close on the first business day of the next open trading window period. With respect to Section 16 Officers who are newly promoted or newly hired, the policy established by the Committee is that equity awards will be made effective on the later of (i) the date they are hired or promoted; (ii) the date such awards are approved by the Committee; or (iii) the first business day of the month during an open window period following approval by the Committee if the approval date is not within a window period.

In 2007, the Committee reviewed equity awards on February 2, 2007, and options were priced at the market close on February 7, 2007, the grant date, following a review by the Board. Option grants to employees who are not Section 16 Officers are made by the CEO pursuant to delegated authority from the Committee, effective on the first business day of the month following his approval of such awards, which typically occurs in April each year or upon the hiring of new employees and special recognition of other employees. For 2008, grants to employees who are not Section 16 Officers or employees of TALX are expected to be made in September 2008, following mid-year performance reviews. We do not have any program, plan or practice of setting the exercise price for stock options based on a date or price other than fair market value of our common stock on the date of grant of the award.

2008 Omnibus Incentive Plan

Our Compensation Committee and Board approved the Equifax Inc. 2008 Omnibus Incentive Plan, or 2008 Plan, in February 2008. As discussed under “Proposal No. 2 – Approval of 2008 Omnibus Incentive Plan” above, we are soliciting shareholder approval of the 2008 Plan in connection with the Annual Meeting.

We propose the adoption of the new incentive plan for two primary reasons. First, the number of shares available for grant under our equity incentive plans is proposed to be increased to 16.5 million shares to provide a sufficient share reserve for expected grants over the next four to five years. Second, pursuant to Section 162(m) as discussed above, material changes in performance-based compensatory programs must be approved by a company’s shareholders, and we have added additional performance measures and conformed the applicable measures for both equity-based and cash-based incentive awards. In addition, we believe it is preferable for administrative purposes to combine our existing equity incentive plans and annual incentive plans into one omnibus plan. As a result, if approved by the shareholders, all of our incentive awards, including both cash and equity awards, will be granted pursuant to the 2008 Plan in the future.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(7) ($)	All Other Compensation ($)(8)	Total ($)
Richard F. Smith Chairman and Chief Executive Officer	2007 2006	1,340,385 1,300,000	536,154 520,000	3,329,263 2,270,315	714,364 458,248	1,483,806 1,851,200	844,300 155,700	139,541 528,406	8,387,813 7,083,869

Lee Adrean Corporate Vice President and Chief Financial Officer(1)	2007 2006	433,077 94,808	77,954 17,066	347,513 28,850	256,060 84,065	287,650 80,994	113,400 0	60,686 3,757	1,576,340 309,540

Coretha M. Rushing Corporate Vice President and Chief Human Resources Officer(1)	2007	395,192	71,135	258,881	198,601	262,487	120,700	22,998	1,329,994

Kent E. Mast Corporate Vice President and Chief Legal Officer	2007 2006	388,253 372,517	69,886 67,053	307,545 381,630	310,136 318,824	257,878 318,241	223,700 305,506	67,078 72,739	1,624,476 1,836,510

Paul J. Springman Corporate Vice President and Chief Marketing Officer	2007 2006	365,163 344,850	87,639 82,764	219,165 267,637	308,718 271,562	242,541 294,605	326,000 441,038	52,600 95,910	1,601,826 1,798,366

(1)

Mr. Adrean became Corporate Vice President and Chief Financial Officer on October 4, 2006. Ms. Rushing became Corporate Vice President and Chief Administrative Officer in May 2006 and was not an NEO for 2006.

(2)	Salary represents annual base salary. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.

(3)

Reflects the individual performance portion of the AIP bonus or other incentive; the remainder of the bonus is shown under the Non-Equity Incentive Plan Compensation column in this table. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(4)

The amounts in this column are calculated based on Statement of Financial Accounting Standards No. 123, as revised, and reflect the dollar amount recognized for financial statement purposes for the year for share-based awards (but excluding any impact of assumed forfeiture rates). Accordingly, these amounts may include amounts from awards granted both in and prior to the applicable year. Assumptions used in the calculation of these amounts are in Notes 7 and 2 to our audited financial statements in our Form 10-K for the years ended December 31, 2007 and 2006, respectively. Further details regarding these grants can be found in the narrative disclosure following the “Grants of Plan-Based Awards” table below.

(5)

The amounts in this column are calculated based on FAS 123(R) and reflect the dollar amount recognized for financial statement purposes for the year for share-based awards (but excluding any impact of assumed forfeiture rates). Accordingly, these amounts may include amounts from awards granted both in and prior to the applicable year. Assumptions used in the calculation of these amounts are in Note 2 to our audited financial statements in our Form 10-K for the years ended December 31, 2007 and 2006. In 2007, Messrs. Smith, Adrean, Mast and Springman and Ms. Rushing were granted 110,000, 30,000, 26,000, 26,000 and 27,000 non-qualified stock options, respectively. All stock options were granted at the closing market price of our stock on the NYSE on the date of grant and vest one-third on each of the next three anniversaries of the grant date.

(6)

Represents amounts paid under the Annual Incentive Plan during 2008 and 2007, respectively, for services performed in 2007 and 2006, respectively, minus the individual performance portion of the bonus, which is shown in the “Bonus” column in this table. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(7)

Reflects the actuarial increase at December 31, 2007 and 2006, respectively, in the present value of the NEOs’ accumulated benefits under all pension plans (qualified and nonqualified) established by the Company at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

(8)	The “All Other Compensation” column for 2007 consists of the following:

Name	Perquisites and Other Personal Benefits(a) ($)	Company Match on Qualified 401(k) Savings Plan ($)	Insurance Premiums(b) ($)	Tax Reimbursements(c) ($)	Total ($)
R. Smith	62,768	6,750	19,450	50,573	139,541
L. Adrean	17,603	6,750	16,205	20,128	60,686
C. Rushing	3,546	6,750	6,245	6,457	22,998
K. Mast	13,313	6,750	23,605	23,410	67,078
P. Springman	11,848	6,750	16,565	17,437	52,600

(a)	Includes the following amounts for financial planning and tax services: Mr. Smith, $46,230; Mr. Adrean, $14,071; Ms. Rushing, $0; Mr. Mast, $10,500; and Mr. Springman, $9,000; for executive physicals: Mr. Smith, $2,829; Mr. Adrean, $2,200; Ms. Rushing, $2,214; Mr. Mast, $1,481; and Mr. Springman, $1,516; and a Company-provided annual recognition gift valued at $1,332 to each of Messrs. Adrean, Mast and Springman and Ms. Rushing. For Mr. Smith, also includes $12,188 club dues and $1,521 security system monitoring expense for his personal residence.

(b)	Represents premiums paid for executive officer personal excess liability insurance and life insurance.

(c)	Represents reimbursement of federal and state income taxes on personal benefits as applicable, including financial planning and tax services, club memberships, executive life insurance and excess liability insurance.

2007 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2007 grants of equity and non-equity plan-based awards to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith	2/7/2007 2/7/2007	536,154	1,340,385	2,680,770				85,000	110,000	$ $	41.22 41.22	$ $	3,503,700 1,175,718
L. Adrean	2/7/2007 2/7/2007	103,938	259,846	519,692				14,000	30,000	$ $	41.22 41.22	$ $	577,080 320,650
C. Rushing	2/7/2007 2/7/2007	94,846	237,115	474,231				11,000	27,000	$ $	41.22 41.22	$ $	453,420 288,585
K. Mast	2/7/2007	93,181	232,952	465,904					26,000		$41.22		$277,897
P. Springman	2/7/2007	87,639	219,098	438,196					26,000		$41.22		$277,897

(1)	Reflects payment levels under the AIP described below under “2007 Annual Incentive Plan.” Threshold is the lowest payment available at the lowest level of performance prescribed by the plan, and is 50% of the target amount; maximum is 200% of such target amount. These amounts are based on the individual’s current salary and position. The minimum payment is $0.

(2)	Reflects the number of shares of time-based restricted stock units received by each NEO during 2007 pursuant to awards granted under the 2000 Stock Incentive Plan.

(3)	Reflects nonqualified options granted to each NEO during 2007 under the 2000 Stock Incentive Plan.

(4)	The grant date fair value of each stock award and option award is determined pursuant to FAS 123(R).

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2007 Annual Incentive Plan

Annual incentive awards are made to NEOs and other key management personnel of our company under our shareholder-approved Equifax Inc. Key Management Incentive Plan, or AIP. The plan was adopted in 2000 and amended in 2006 with shareholder approval to include additional performance criteria and a $5 million maximum limit in any fiscal year of the Company for any award that may be paid to a participant. The plan provides participants with performance incentives that are designed to align the interests of the participants with those of our shareholders, to reward those who make substantial contributions to our success, and to assist in attracting and retaining the highest quality individuals in key executive positions. The plan is proposed to be replaced by the 2008 Omnibus Incentive Plan if approved by the shareholders. See the discussion of Proposal No. 3 beginning on page 16.

The Compensation Committee is responsible for the administration of the AIP and has exclusive authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish the performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained. The Committee may delegate its responsibilities under the plan to such individuals, including members of management, as the Compensation Committee may select, provided that no such delegation shall be made with respect to “covered persons” that will cause awards to such individuals to fail to qualify under Section 162(m) of the Internal Revenue Code.

The following is a summary of the material features of the performance criteria for awards under the plan. Performance-based bonuses are subject to the satisfaction of one or more performance goals during the applicable performance period. The performance goals for awards will be established by the Compensation Committee and will be designed to support our business strategy and align participants’ interests with shareholder interests. Performance goals will be based on one or more of the following business criteria:

•	earnings per share

•	economic value added

•	revenue

•	operating profit

•	net income

•	total return to shareholders

•	cash flow/net assets ratio

•	debt/capital ratio

•	return on total capital
•	return on equity

•	common stock price

•	operating margin

•	cash provided from operations

•	gross profit margin

•	capital expenditures

•	book value per share

•	price/earnings growth ratio

Achievement of the goals may be measured:

•	individually, or, alternatively, in any combination;

•	with respect to the Company or a specific division, subsidiary, affiliate, department, region or function in which the participant is employed, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; or

•	over a single year, a number of years, or an average over stated years.

At the end of each fiscal year, the Committee will certify the extent to which the performance objectives have been achieved for that year. In measuring performance, the Compensation Committee may adjust the Company’s financial results to exclude the effect of unusual charges or income items that distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations or reductions-in-force. With respect to named executive officers, the Committee shall consider the provisions of Section 162(m) in making adjustments for awards intended to comply with Section 162(m). The Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations.

The Committee may, in its discretion, (i) decrease the amount payable under an award to any participant, or (ii) increase the amount payable under an award to a participant who is not a “covered employee” (as defined in Section 162(m) of the Internal Revenue Code), but may not do so under an award to a participant who is a “covered employee.”

The maximum performance bonus that may be granted under the plan to any participant in any fiscal year of the Company is $5 million.

If the participant terminates employment with us prior to the end of the measurement period as the result of the participant’s death, disability or retirement, the Committee may waive the requirement of continued employment. In that case, the Committee has the discretion to award a portion of the award pro rata in proportion to the length of service during the measurement period.

If there is a “change in control” of us during any measurement period, the participant will be entitled to receive an amount in cash equal to (i) the target payment if the change in control occurs during the first measurement year, or (ii) 150% of the target payment under the award if the change in control occurs after the first year (but no less than the projected payout determined on the effective date of the change in control if the change in control occurs during the last three months of the measurement period). For purposes of this plan, a “change in control” has a meaning that is substantially identical to the definition contained in several of our compensation plans and programs, including the Change in Control Agreements described below.

401(k) Plan

We sponsor a tax-qualified profit sharing and 401(k) plan, our 401(k) Savings Plan, in which eligible salaried employees may participate. Pursuant to this plan, employees may elect to reduce their current compensation up to the lesser of 30% (offset by after-tax contributions) or the statutorily prescribed limit of $15,500 in 2008 (plus up to an additional $5,000 in the form of “catch up” contributions for participants age 50 or older), and have the amount of any reduction contributed to the Savings Plan for investment in various investment funds. The plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the plan and income earned on contributions are not taxable to employees until withdrawn from the plan and so that contributions will be deductible by us when made. We may match a percentage of the first 6% of compensation (subject to the government limit on compensation, or $225,000 in 2007) an employee contributes on a pre-tax or after-tax basis to the plan.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Plan was adopted effective January 1, 2000, to provide executive life insurance benefits as well as capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended in 2005 to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers; (2) participants will receive a federal and state income tax reimbursement for the imputed interest charges on cumulative premiums paid pursuant to new tax regulations (instead of providing a reimbursement for the economic value of the life insurance provided to each participant under the plan, as originally adopted, and subject to company discretion to charge interest and not provide a reimbursement); and (3) all future executives who are terminated because their job is eliminated (through a consolidation of jobs, an office closing or other similar event) will become fully vested and will have a “rollout” of their policies, meaning that all Company premiums must be repaid to us to the extent of policy cash values in exchange for the release of all company restrictions on the policy. For executive officers, the amount that Equifax paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table above under the heading “All Other Compensation.”

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table summarizes information with respect to the number of securities underlying outstanding plan awards for each NEO as of December 31, 2007:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	37,500 0	37,500 110,000	(2) (5)	0	38.10 41.22	1/6/2016 2/7/2017	209,942	(3)	7,633,491	65,000	(4)	2,363,400

L. Adrean	15,000 0	15,000 30,000	(6) (8)	0	37.54 41.22	11/1/2016 2/7/2017	28,000	(7)	1,018,080	0		0

C. Rushing	12,500	12,500	(9)	0	37.00	5/11/2016	21,000	(10)	763,560	0		0
	0	27,000	(11)	0	41.22	2/7/2017

K. Mast	40,788 17,847			0 0	25.50 21.11	2/5/2012 1/29/2013	28,000	(12)	1,018,080	0		0
	25,000			0	25.68	1/29/2014
	26,250	8,750	(13)	0	30.30	2/3/2015
	12,500	12,500	(14)	0	36.70	2/9/2016
	0	26,000	(15)	0	41.22	2/7/2017

P. Springman	8,446 22,194 24,084 12,010 15,000			0 0 0 0 0	21.83 17.21 25.50 21.11 19.25	1/27/2009 1/29/2011 2/5/2012 1/29/2013 3/4/2013	20,000	(16)	727,200	0		0
	14,000			0	25.68	1/29/2014
	15,000	5,000	(13)	0	30.30	2/3/2015
	12,500	12,500	(14)	0	36.70	2/9/2016
	0	26,000	(15)	0	41.22	2/7/2017

(1)	Based on the closing price of the Company’s common stock as of December 31, 2007 ($36.36), as reported on the New York Stock Exchange.

(2)	Options vest in equal installments of 18,750 on January 6, 2008 and January 6, 2009.

(3)	Restricted stock units vest September 19, 2008 (84,942), January 6, 2009 (40,000), and February 7, 2010 (85,000).

(4)	Performance-based restricted stock units vest December 31, 2008.

(5)	Options vest on February 7, 2008 (36,666), February 7, 2009 (36,667), and February 7, 2010 (36,667).

(6)	Options vest in equal installments of 7,500 on November 1, 2008 and November 1, 2009.

(7)	Restricted stock units vest November 1, 2009 (14,000) and February 7, 2010 (14,000).

(8)	Options vest in equal installments of 10,000 on February 7, 2008, February 7, 2009, and February 7, 2010.

(9)	Options vest in equal installments of 6,250 on May 11, 2008 and May 11, 2009.

(10)	Restricted stock units vest on May 11, 2009 (10,000) and February 7, 2007 (11,000).

(11)	Options vest in equal installments of 9,000 on February 7, 2008, February 7, 2009, and February 7, 2010.

(12)	Restricted stock units vest in equal installments of 14,000 on December 20, 2008 and December 20, 2009.

(13)	Options vest on February 3, 2008.

(14)	Options vest in equal installments of 6,250 on February 9, 2008 and February 9, 2009.

(15)	Options vest on February 7, 2008 (8,666), February 7, 2009 (8,667), and February 7, 2010 (8,667).

(16)	Restricted stock units vest in equal installments of 10,000 on December 20, 2008 and December 20, 2009.

2007 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information regarding stock option awards that were exercised, and restricted stock unit awards that vested, during 2007 for each of our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	0	0	0	0
L. Adrean	0	0	0	0
C. Rushing	0	0	0	0
K. Mast	45,865	678,811	22,000	834,980
P. Springman	5,848	109,359	15,000	567,500	(3)

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested. These shares represent restricted stock units.

(3)	Deferred receipt of 100% of such amounts less shares withheld to pay withholding taxes.

PENSION BENEFITS FOR FISCAL YEAR 2007

The table below shows the present value at December 31, 2007 of accumulated benefits payable to each of our NEOs payable at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the Equifax Inc. Pension Plan, or EIPP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	EIPP	2		23,700	0
	SERP	7	(1)	2,655,200	0

L. Adrean	EIPP	0		0	0
	SERP	1		113,400	0

C. Rushing	EIPP	2		31,400	0
	SERP	2		149,800	0

K. Mast	EIPP	7		194,700	0
	SERP	7		1,153,300	0

P. Springman	EIPP	17		458,000	0
	SERP	17		1,610,700	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 Equifax credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Include amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The EIPP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The EIPP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

•

“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are capped under Internal Revenue Service requirements. The cap in 2007 was $225,000.

•	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the EIPP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. Messrs. Mast and Springman are currently eligible for early retirement.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

The EIPP was designed to provide eligible long-term employees with a competitive retirement benefit as part of their overall compensation package. Consistent with this objective, the longer an employee remains with Equifax, the larger the benefit that is earned.

Supplemental Retirement Plan.    Effective January 1, 2004, Equifax implemented the SERP for executives designated by the Compensation Committee. All active named executive officers are eligible for the SERP and participate as designated senior executive officers.

The SERP provides benefits that are supplemental to the EIPP benefits. The SERP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the EIPP, without the IRS limits on compensation. In general, only actual years of service with us are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer.

The benefit under the SERP is reduced by the benefit payable under the EIPP and is paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the EIPP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the EIPP. Messrs. Mast and Springman are currently eligible for early retirement.

The normal form of benefit and optional forms of benefit are the same as those in the EIPP. The SERP was designed to provide senior executives with a competitive retirement benefit as part of their overall compensation package.

2007 NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth, for each NEO, information regarding his or her participation in our nonqualified deferred compensation plans in 2007. All of the balances relate to executives’ own deferred amounts invested in investment funds available to the general public. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
R. Smith	0	0	0	0	0
L. Adrean	0	0	0	0	0
C. Rushing	19,038	0	4,248	0	100,031
K. Mast	127,266	0	21,773	0	484,530
P. Springman	108,055	0	13,125	0	456,413

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(2)	Other amounts reported in the “Aggregate Balance at Last FYE” column include amounts deferred by the executive and disclosed in the Summary Compensation Table for years prior to 2007, as follows: Mr. Mast, $0; Mr. Springman, $0; and Ms. Rushing, $0.

We maintain three deferred compensation plans that allow for certain management employees and Board members to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under these deferred compensation plans are guaranteed by the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. The purpose of this trust is to ensure the distribution of benefits accrued by the participants of the deferred compensation plans in case of a change in control, as defined in the trust agreement.

Director and Executive Stock Deferral Plan.    This plan permits the NEOs and other eligible employees to defer taxes on gains realized from the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives instead the right to a number of shares of deferred stock equal to such gain. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual bonus. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the named executive officers. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2007 under the circumstances shown. The tables exclude (1) amounts accrued through December 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2007, and (2) vested account balances in our 401(k)

Savings Plan that are generally available to all of our U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	103,846	(1)	2,907,692	(2)	12,844,756	(3)	0	0		0
Pension/supplemental retirement plan(4)	2,678,900	2,678,900		2,678,900		2,678,900		0	2,678,900		1,706,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		884,890	(7)	0	0		10,000,000	(9)
Disability benefits	0	0		0		957	(10)	0	1,035,707	(11)	0
Healthcare benefits	0	0		20,235	(12)	47,975	(13)	0	146,300	(15)	109,800	(16)
Perquisites and other personal benefits	0	0		0		50,000	(17)	0	0		0
Tax gross-up	0	0		0		4,727,975	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		9,996,891	(20)	0	9,996,891	(20)	9,996,891	(20)
Total:	2,678,900	2,782,746		5,606,827		31,232,344		0	13,857,798		21,813,091

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	33,462	(1)	50,192	(1)	2,088,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0	0		0
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		293,333	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		954	(10)	0	717,772	(11)	0
Healthcare benefits	0	0		0		47,975	(13)	0	149,900	(15)	128,000	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		776,234	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,018,080	(20)	0	1,018,080	(20)	1,018,080	(20)
Total:	0	33,462		50,192		4,234,576		0	1,885,752		4,146,080

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	30,769	(1)	46,154	(1)	2,312,493	(3)	0	0		0
Pension/ supplemental retirement plan(4)	0	0		0		0		0	0		0	(5)
Executive compensation deferral program(6)	100,031	100,031		100,031		100,031		0	100,031		100,031
Life insurance benefits	0	0		0		217,669	(7)	0	0		3,000,000	(9)
Disability benefits	0	0		0		957	(10)	0	1,011,453	(11)	0
Healthcare benefits	0	0		0		21,150	(13)	0	0	(15)	0	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0	0		0
Tax gross-up	0	0		0		770,250	(18)	0	0		0
Market value of stock options vesting on termination	0	0		0		0	(19)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		763,560	(20)	0	763,560	(20)	763,560	(20)
Total:	100,031	130,800		146,185		4,196,110		0	1,875,044		3,863,591

KENT E. MAST

Payment or benefit	Voluntary termination by named executive officer ($)		Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0		60,308	(1)	135,692	(1)	2,962,643	(3)	0		0		0
Pension/ supplemental retirement plan(4)	1,348,000		1,348,000		1,348,000		1,348,000		1,348,000		1,348,000		717,700	(5)
Executive compensation deferral program(6)	484,530		484,530		484,530		484,530		484,530		484,530		484,530
Life insurance benefits	197,325	(8)	0		197,325	(8)	197,325	(8)	197,325	(8)	197,325	(8)	3,000,000	(9)
Disability benefits	0		0		0		943	(10)	0		66,711	(11)	0
Healthcare benefits	0		0		0		39,643	(13)	47,000	(14)	68,600	(15)	89,600	(16)
Perquisites and other personal benefits	0		0		0		10,000	(17)	0		0		0
Tax gross-up	0		0		0		852,209	(18)	0		0		0
Market value of stock options vesting on termination	0		0		0		53,025	(19)	0		0		0
Market value of restricted stock vesting on termination	0		0		1,018,080	(20)	1,018,080	(20)	1,018,080	(20)	1,018,080	(20)	1,018,080	(20)
Total:	2,029,855		1,892,838		3,183,627		6,966,398		3,094,935		3,183,246		5,309,910

PAUL J. SPRINGMAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	85,385	(1)	270,385	(1)	3,449,985	(3)	0		0		0
Pension/ supplemental retirement plan(4)	2,068,700	2,068,700		2,068,700		2,068,700		2,068,700		2,068,700		1,069,400	(5)
Executive compensation deferral program(6)	456,413	456,413		456,413		456,413		456,413		456,413		456,413
Life insurance benefits	0	0		0		0	(7)	0		0		3,000,000	(9)
Disability benefits	0	0		0		947	(10)	0		310,216	(11)	0
Healthcare benefits	0	0		0		47,783	(13)	94,300	(14)	95,400	(15)	64,000	(16)
Perquisites and other personal benefits	0	0		0		10,000	(17)	0		0		0
Tax gross-up	0	0		0		932,428	(18)	0		0		0
Market value of stock options vesting on termination	0	0		0		30,300	(19)	0		0		0
Market value of restricted stock vesting on termination	0	0		727,200	(20)	727,200	(20)	727,200	(20)	727,200	(20)	727,200	(20)
Total:	2,525,113	2,610,498		3,522,698		7,723,756		3,346,613		3,657,929		5,317,013

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan described below.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the sum of his annual base salary and target bonus in effect as of the date of termination. See above under “Compensation Discussion and Analysis—Employment Agreement with Richard F. Smith.”

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to a Tier 1 Change in Control Agreement.

(4)	Reflects pension benefits as described under the Pension Benefits table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the RP-2000 Combined Healthy table published by the Society of Actuaries, and discount rate of 6.51%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the decedent’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the NEO, as described above under the 2007 Nonqualified Deferred Compensation for Fiscal Year 2007 table.

(7)	Reflects the present value of such life insurance benefits at December 31, 2007 determined (a) assuming executive’s current level of coverage, (b) based on our current cost of providing such benefits and assuming such costs do not increase during benefits continuation period, (c) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs, (d) assuming mortality according to the RP-2000 Combined Health mortality table published by the Society of Actuaries, and (e) applying a discount rate of 6.04% per annum. As of December 31, 2007, the insurance policies for Messrs. Springman and Mast were fully paid up and no additional premiums are due.

(8)	Mr. Mast is covered under a collateral assignment life insurance agreement. This value represents the cash surrender value of the policy as of December 31, 2007 in the amount of $751,311 less the recoupment of the Company’s premiums paid since policy inception in the amount of $553,986.

(9)	Reflects the executive life insurance benefit payable assuming the executive’s death occurred on December 31, 2007. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(10)	Reflects the present value of the executive’s disability benefit premiums as of December 31, 2007 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs, (c) assuming mortality according to the RP-2000 Combined Health mortality table published by the Society of Actuaries, and (d) applying a discount rate of 6.04% per annum.

(11)	Reflects the present value of the executive’s disability benefits as of December 31, 2007 determined (a) assuming full disability at December 31, 2007 and continuing through age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 6.04% per annum.

(12)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 13 below), discounted at an interest rate of 6.04%.

(13)	Reflects the present value of group health, dental, vision, a 401(k) employer match equivalent and similar benefits for three years if executive’s employment had been terminated on December 31, 2007, determined (a) assuming family coverage in our group health plan and a basic dental plan, (b) based on current COBRA coverage rates for 2008 and assuming an 11.7% increase in the cost of medical coverage for 2009 as compared to 2008, an 11.7% increase in the cost of medical coverage for 2010 as compared to 2009 and an 8.0% increase in the cost of dental coverage for 2009 as compared to 2008 and for 2010 as compared to 2009, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 6.04% per annum. However, the executive would be responsible for paying each month any costs he was paying for those coverages at the time of his termination. Includes a 401(k) employer match equivalent of $21,150, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(14)	Reflects the present value of health benefits provided to the executive and spouse from the retiree medical plan applying assumptions used in the Company’s financial statement disclosure.

(15)	Reflects the actuarial present value of the employer cost of providing employee plus spouse medical coverage (under the PPO or HMO, as applicable) assuming disablement at December 31, 2007, with coverage until age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112.

(16)	Reflects the actuarial present value of the employer cost of providing surviving spouse medical coverage (under the PPO or HMO, as applicable) for a period of 12 years from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements under SFAS 112.

(17)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(18)	Equifax will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(19)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing stock price on December 31, 2007 ($36.36) and the exercise price of all outstanding unvested options.

(20)	Pursuant to our 2000 Stock Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The value reflects the value of the units using the closing share price as of December 31, 2007 ($36.36).

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

•	annual incentive compensation earned during the fiscal year;

•	vested shares awarded under the 2000 Stock Incentive Plan or previous stock benefit plans;

•	amounts contributed under the Savings Plan and executive compensation deferral programs; and

•	accrued vacation pay and amounts accrued and vested under the Company’s retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

•	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

•	be entitled to receive a prorated share of any performance-based stock grant upon completion of such performance milestones;

•

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

•	continue to receive executive life insurance benefits until executive’s death; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the previous two headings, the executive will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change of Control

Equifax has entered into Tier 1 Change in Control Agreements with each NEO. The agreements have five-year terms with automatic one-year extensions until notice of termination is given. Pursuant to these agreements, if an executive’s employment is terminated within three years following a change in control (other than termination by Equifax for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason”, in addition to the benefits listed above under “Payments Made Upon Termination”, the NEO will receive:

•

a lump sum severance payment equal to three times the sum of (1) the executive’s highest annual salary for the twelve months prior to termination, and (2) the higher of (a) the highest annual bonus paid under the Company’s incentive plan, (b) any earned, but unpaid, bonus accrued under the incentive plan or (c) the executive’s highest target annual bonus under the incentive plan, whether earned or not earned, in each case for the three years prior to termination;

•

a lump sum retirement benefit in addition to the amount accrued under the Company’s pension plan (EIPP) in an amount actuarially equivalent to the executive’s benefits under the EIPP with the following adjustments: (a) executive would be treated as if he were 100% vested under such plan regardless of years of vesting service; (b) executive would be credited with additional years of service (up to a maximum of five additional years) equal to what the executive would have earned if the executive had remained an employee of the Company until age 62; (c) executive’s final average earnings would be determined using the highest monthly rate of base salary in effect during the 12 months preceding the date of his termination plus the greater of (i) executive’s highest bonus paid to executive or paid but deferred, (ii) any earned, but unpaid, annual incentive award accrued on executive’s behalf, or (iii) executive’s highest target bonus, whether or not earned, for the three years prior to termination and the partial calendar year ending on the date of executive’s termination, divided by 12 (regardless of any earnings limitations under the EIPP or government regulations applicable to such plan); and (d) the monthly retirement benefit so calculated will be reduced by an amount equal to the monthly retirement benefit payable to executive under the EIPP;

•	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

•	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

•

participation in the 401(k) Savings Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Savings Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the agreements, a change in control is deemed to occur:

•	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

•	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	a sale or disposition of all or substantially all of our assets; or

•	a complete liquidation or dissolution of the Company.

“Good reason” under the agreements means (i) a reduction in the executive’s base salary or annual target bonus opportunity, or benefits under the Company’s incentive compensation plans, retirement plans, stock option plans, or life, health or disability plans; (ii) requiring the executive to be based at a location more than 35 miles from his or her principal work location preceding the change of control; or (iii) a reduction in the executive title, position, authority, duties or responsibilities inconsistent with his or her role prior to the change of control. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under these agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Section 280G of the Internal Revenue Code, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any NEO under these agreements.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the Annual Incentive Plan, or AIP, a named executive officer would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the AIP) prior to year-end or if he is terminated by us for cause (as defined in the AIP). However, he would receive a pro rata award under the plan if his employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by us without cause or voluntarily terminated by him for good reason.

If there is a change in control during any measurement period, the participant will be entitled to receive an amount in cash equal to (i) the target payment if the change in control occurs during the first measurement year, or (ii) 150% of the target payment if the change in control occurs after the first year (but no less than the projected payout determined on the effective date of the change in control if the change in control occurs during the last three months of the measurement period).

2000 Stock Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2000 Stock Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the 2000 Stock Incentive Plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Additional Information Regarding Mr. Smith’s Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect (a) by us other than for “cause” or disability, or (b) by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

•	his base salary through the date of termination,

•	a pro rata bonus for the year of termination,

•	accrued pay in lieu of unused vacation, and

•	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and target bonus. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s Tier 1 Change in Control Agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement or change in control agreement are not reduced to satisfy the limits of Section 280G of the Internal Revenue Code, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

•	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

•	intentional violation of our Code of Ethics or Insider Trading Policy; or

•	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

•

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

•	a reduction in base salary, target bonus or maximum bonus opportunity;

•	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

•	any failure by us to require a successor to comply with the agreement; and

•	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes our equity information as of December 31, 2007. Information is included for equity compensation plans approved by Equifax’s shareholders and equity compensation plans not approved by Equifax shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,129,960	(3)	24.85	1,714,206	(4)(5)
Equity compensation plans not approved by security holders	1,203,311	(6)	21.18	3,930,535
Total	6,333,271		24.15	5,644,741

(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents options to purchase shares under the 2000 Stock Incentive Plan.

(4)	Represents shares available for future issuance under the 2000 Stock Incentive Plan.

(5)	In addition to options, the 2000 Stock Incentive Plan provides for the award of stock.

(6)	Equifax has assumed and intends to continue issuing awards in accordance applicable stock exchange listing standards under the TALX 2005 Omnibus Incentive Plan, which has not been approved by Equifax’s shareholders but which was previously approved by TALX shareholders in 2005.

TALX Corporation 2005 Omnibus Incentive Plan.    The TALX Corporation 2005 Omnibus Incentive Plan was approved by TALX’s shareholders in 2005, and was subsequently assumed by Equifax upon its acquisition of TALX in May 2007 (as assumed, the 2005 Plan). The 2005 Plan is an omnibus stock plan permitting a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, non-qualified stock options, restricted stock grants, unrestricted stock grants, stock appreciation rights, performance units, and cash- and performance-based awards. Upon our acquisition of TALX on May 15, 2007, we assumed 1,922,885 outstanding options previously granted under the 2005 Plan.

A maximum of 3,540,535 shares of Equifax common stock may be issued and sold under the 2005 Plan, subject to further adjustment under the terms of the plan, and as of March 3, 2008, 1,000 options and 0 shares of restricted stock were outstanding under the plan.

The Compensation Committee of Equifax’s Board of Directors administers the 2005 Plan, and may select as participants any of TALX’s employees, as determined by the Committee or its designee. In general, the Committee has discretion to establish the terms and provisions of awards, provided that the maximum number of shares of common stock that may be subject to stock awards granted to any one participant during any single fiscal year period is 100,000 and in no event will a participant receive a performance unit award valued in excess of $2 million in any one year. If a “change in control” event occurs (as defined in the plan), (i) each outstanding stock option and stock appreciation right, to the extent that it will not otherwise have become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each restricted stock award will become fully and immediately vested and all forfeiture and transfer restrictions thereon, and all of the Company’s repurchase rights with respect to such restricted shares, will lapse, and (iii) each outstanding performance unit award will become immediately and fully vested and payable.

No new awards may be made under the 2005 Plan after May 10, 2015, or after May 9, 2008 if Proposal No. 3 in this proxy statement is approved by the Company’s shareholders.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

The following table summarizes the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)
John L. Clendenin	59,500	162,480	0	0	120		222,100

James E. Copeland, Jr.	68,500	157,953	0	0	120		226,573

A. William Dahlberg(6)	53,739	165,895	0	0	10,120	(8)	229,754

Robert D. Daleo	67,000	123,531	0	0	120		190,651

Walter W. Driver, Jr. (7)	8,131	8,388	0	0	120		16,639

Mark L. Feidler	48,333	123,419	0	0	120		171,872

L. Phillip Humann	67,000	162,480	0	0	120		229,600

Lee A. Kennedy	64,000	157,953	0	0	120		222,073

Siri S. Marshall	56,500	123,531	0	0	120		180,151

Larry L. Prince	76,000	162,480	0	0	120		238,600

Jacquelyn M. Ward	53,500	162,480	0	0	120		216,100

(1)	Calculated based on FAS 123(R) and reflects the dollar amount recognized for financial statement purposes for the year ended December 31, 2007 for share-based awards. Assumptions used in the calculation of these amounts are in Note 7 to our audited financial statements in our 2007 Annual Report on Form 10-K.

(2)	The grant date fair value of restricted stock units awarded to each director is the same as the value indicated in the table. As of December 31, 2007, each director held restricted stock units as follows: Mr. Clendenin, 7,000; Mr. Copeland, 7,000; Mr. Daleo, 7,000; Mr. Driver, 4,000; Mr. Feidler, 7,000; Mr. Humann, 7,000; Mr. Kennedy, 7,000, Ms. Marshal, 7,000; Mr. Prince. 7,000; and Ms. Ward, 7,000.

(3)	No amounts were recognized for financial statement purposes for the year ended December 31, 2007 in accordance with FAS 123(R) because all director options were fully vested as of January 1, 2007. As of December 31, 2007, each director had the following number of options outstanding: Mr. Clendenin, 14,000; Mr. Copeland, 7,000; Mr. Dahlberg, 14,000; Mr. Humann, 14,000; Mr. Prince, 14,000; and Ms. Ward, 14,000.

(4)	The Company does not pay above-market or preferential earnings on compensation that is deferred.

(5)	Reflects market price of annual membership to Equifax Inc.’s CreditWatch Gold® 3-in-1 credit monitoring product.

(6)	Mr. Dahlberg served as a director until his retirement in November 2007.

(7)	Mr. Driver became a director on November 8, 2007.

(8)

In May 2007, the Company, through the Equifax Foundation, made a one-time $10,000 donation to a charitable organization in Mr. Dahlberg’s honor on the occasion of his retirement from the Board. The amount in this column reflects the market price of annual membership to Equifax’s CreditWatch® Gold 3-in-1 credit monitoring product plus the $10,000 donation.

Director Fees.    During fiscal 2007, we paid our non-employee directors a cash retainer of $40,000, a committee chairperson cash retainer of $7,500, and a grant of 3,000 restricted stock units. Additionally, non-employee members of the Board received $1,500 for each Board and committee meeting attended.

Equity Awards.    Each non-employee director annually receives long-term equity compensation approved by the Compensation Committee. An initial grant of 4,000 restricted stock units is made shortly after the appointment of the director, to support recruitment efforts and to engage new directors through equity ownership. An annual grant of 3,000 restricted stock units is made following each annual meeting of shareholders to each non-employee director. These grants vest one year after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of us (as defined in the 2000 Stock Incentive Plan). No dividend equivalents are paid on outstanding restricted stock units. Prior to 2005, each non-employee director received an annual grant on the date of the annual shareholders meeting of a nonqualified option to purchase 7,000 shares of Equifax common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options became fully vested one year after the date granted and expire ten years from the date granted.

Director Deferred Compensation Plan.    Under this plan, each non-employee director may defer up to 100% of his or her retainer and meeting fees. The director is credited with a number of share units at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Under this plan, each director may defer receipt of any gains and the related taxation resulting from exercises of stock options and restricted stock units that meet certain requirements. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. Share units are equivalent to shares of our common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. The Board also has implemented stock ownership guidelines that require each non-employee director to own our stock, the value of which is at least four times the annual cash retainer, no later than the fourth anniversary of the annual meeting at which the director was first elected to the Board.

Other.    Non-employee directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We also pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. Directors are indemnified by us against certain liabilities relating to service as a director. We do not provide retirement benefits to non-employee directors under any current program.

Annual Review of Director Compensation

The Compensation and Governance Committees of the Board annually review non-employee director compensation based on market analysis provided by the Compensation Committee’s compensation consultant, Hewitt. The compensation consultant advises the Compensation Committee regarding the competitive position of Board compensation relative to the peer group of companies used for executive compensation and current market trends. Based upon this analysis in August 2006, which showed that our Board members’ total annual compensation was 30% above the market median for other boards of similarly situated companies, due to our emphasis on equity-based incentives combined with significant increases in Equifax’s stock price over the preceding year, the Compensation Committee did not recommend any changes to director compensation for 2007. A similar review was conducted in September 2007 by the Committee with similar results and accordingly no changes to director compensation were recommended for 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Equifax’s stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. In making these statements, Equifax has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to Equifax and the written representations of its directors, executive officers and 10% shareholders. Equifax believes that during 2007 its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, except that Nuala M. King and Robert J. Webb each filed Form 5 reports on February 11, 2008, regarding their disposition of shares for tax withholding purposes which were due to be reported on Form 4 on August 5 and November 10, 2007, respectively.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares they represent in accordance with their best judgment.

ANNEX A

EQUIFAX INC.

2008 OMNIBUS INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose.    The Equifax Inc. 2008 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as directors, officers and employees; and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b) Effective Date.    This Plan will become effective, and Awards may be granted under this Plan, on and after the date the Plan is approved by the Company’s shareholders (the “Effective Date”). If the Company’s shareholders approve this Plan, then no further grants of awards will be made on or after the Effective Date under the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”) and the 2005 Omnibus Incentive Plan for Employees of TALX Corporation (the “TALX Plan”), and the Equifax Inc. Key Management Incentive Plan (Annual Incentive Plan) will terminate on December 31, 2008; provided, that each such plan shall continue to govern awards outstanding as of the date of such plan’s termination and such awards shall continue in full force and effect until terminated in accordance with their respective terms.

2. Definitions.    Capitalized terms used in this Plan have the following meanings:

(a) “Administrator” means the Committee.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Dividend Equivalent Units, an Annual Incentive Award, a Long-Term Incentive Award, or any other type of award permitted under the Plan.

(d) “Award Agreement” means the written agreement between the Company and the Participant evidencing the grant of an Award and setting the terms and conditions thereof. The Administrator may, but need not, require the Participant to execute a copy of the Award Agreement before the Award becomes effective.

(e) “Beneficial Owner” means a Person who owns any securities:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of common stock purchase rights issued pursuant to the terms of the Company’s Amended and Restated Rights Agreement dated as of October 14, 2005, as amended from time to time, or any successor to such Rights Agreement, or any similar stock purchase rights that the Company may authorize and issue in the future, at any time before the issuance of such securities; or

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act; and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) if a Participant is subject to an employment, retention or similar agreement with the Company or an Affiliate that includes a definition of “Cause,” such definition; and (ii) for all other Participants, (A) conviction of a felony or a plea of no contest to a felony, (B) willful misconduct that is materially and demonstrably detrimental to the Company or an Affiliate, (C) willful refusal to perform duties consistent with a Participant’s office, position or status with the Company or an Affiliate (other than as a result of physical or mental disability) after being requested to do so by a person or body with the authority to make such request, or (D) other conduct or inaction that the Administrator determines in its discretion constitutes Cause.

(h) “Change of Control” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, the occurrence of any of the following events:

(i) any Person (other than (A) the Company or its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) or (E) unless otherwise determined by the Board or the Committee, a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board of Directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or

(iii) upon the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

If an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if such Award contains provisions for payment upon a “Change of Control,” then the Administrator may include in such Award a definition of “Change in Control” consistent with the requirements of Section 409A.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(j) “Committee” means the Compensation, Human Resources and Management Succession Committee of the Board (or a successor committee with the same or similar authority).

(k) “Company” means Equifax Inc., a Georgia corporation, or any successor thereto.

(l) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(m) “Disability” means, except as otherwise determined by the Administrator and set forth in an Award Agreement (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any), the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. For a Director, Disability shall mean the inability of the Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. The determination of Disability shall be made by the Administrator based upon the information provided to it.

(n) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(p) “Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee on a particular date, as follows: (i) the closing sales price on such date on the New York Stock Exchange (“NYSE”), or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.

(q) “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 12.

(r) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(s) “Participant” means an individual selected by the Administrator to receive an Award.

(t) “Performance Goals” means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units: gross sales, net sales, revenue, sales or revenue growth, organic revenue growth, gross profit margin, operating profit, operating profit margin, EBITDA (defined as operating income plus depreciation and amortization), EBITDA growth, EBITDA margin, pre-tax income, net income, growth in net income, net income as a percent of revenue, diluted earnings per share (diluted EPS), adjusted earnings per share (diluted earnings per share adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS, price per share, price/earnings ratio, book value per share, return on shareholder’s equity, return on total capital, return on assets or return on net assets, economic value added, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short term investments), days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales, customer satisfaction, client engagement, new client acquisition, and client retention.

The Administrator, in evaluation of achievement of Performance Goals, shall measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the Administrator may, at the time of grant of any performance-based Award, determine whether to include or exclude any material changes that occur during an applicable performance period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/or nonrecurring items as determined under generally accepted accounting principles; (f) mergers, acquisitions or divestitures and/or the diluted impact of goodwill on acquisitions; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect the potential Awards of Participants who are subject to Code Section 162(m), they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Such adjustments shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Goals in order to prevent the dilution or enlargement of a Participant’s rights with respect to an actual Award intended to be performance-based under Code Section 162(m).

In the case of Awards that the Administrator determines will be to individuals who are not subject to Code Section 162(m), the Administrator may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(u) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(v) “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(w) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(x) “Plan” means this Equifax Inc. 2008 Omnibus Incentive Plan, as it may be amended from time to time.

(y) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(z) “Restricted Stock Unit” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the Fair Market Value of one Share.

(aa) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, with respect to employee Participants, termination of employment from the Company and its Affiliates (for other than Cause): (i) on or after attainment of age fifty (50) and the sum of the Participant’s age plus completed years of service with the Company and its Affiliates is at least 75; (ii) on or after attainment of age fifty-five (55) and completion of at least five (5) years of service with the Company and its Affiliates; or (iii) on or after attainment of age sixty-five (65); provided that, with respect to Director Participants, “Retirement” means the Director’s resignation or failure to be re-elected on or after attainment of age fifty-five (55) and completion of five (5) years of service with the Company as a director.

(bb) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(cc) “Share” means a share of Stock.

(dd) “Stock” means the Common Stock of the Company, par value of $1.25 per share.

(ee) “Stock Appreciation Right” or “SAR” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ff) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Administration.    In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers.    The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, to the extent required by Code Section 162(m), “outside directors” within the meaning thereof. In addition, to the extent consistent with Section 16b-1 under the Exchange Act, the Committee may delegate the authority to grant Awards under the Plan to officers or employees of the Company. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.

4. Eligibility.

(a) General Rule.    The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; an individual that the Company or an Affiliate has engaged to become an officer or employee; or a Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

(b) Code Section 409A Restrictions on Option and SAR Awards.    Options or SARs shall only be granted to employees or Non-employee Directors providing direct services to any corporation in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or entity in the chain, starting with the corporation or other entity for which the service provider provides direct services on the date of grant of the Option or SAR. For this purpose, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). In addition, where the use of the Shares with respect to the grant of an Option or SAR to such service provider is based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Treas. Reg. Section 1.414(c)-(3) and 1.414(c)-4 of the Code apply.

5. Types of Awards.    Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or, subject to Section 18, in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6. Shares Reserved under this Plan.

(a) Number of Shares.    Subject to adjustment as provided in Section 18, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is sixteen million five hundred thousand (16,500,000) Shares, plus the number of Shares subject to outstanding grants under the 2000 Plan and the TALX Plan as of May 9, 2008 and which are later forfeited or expire on or after May 9, 2008 in accordance with the terms of such grants. Other than Awards of Stock Options or SARs or Awards that must be settled in cash, the number of Shares reserved under the Plan that may be granted in the form of other Awards (“Full Value Grants”) will be counted against the Plan maximum so that the maximum is reduced by 2.4 Shares for each Share subject to the Full Value Grants. Shares to be issued under the Plan shall be made available from Shares currently authorized but unissued or Shares currently held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b) Reduction and Replenishment of Shares under this Plan.    The aggregate number of Shares reserved under Section 6(a) shall be reduced by the following with respect to Awards granted under the Plan: (i) the number of Shares with respect to which an Award is granted; (ii) Shares not issued or delivered as a result of net settlement of outstanding Stock Options or SARs; (iii) Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes related to an outstanding Award; and (iv) upon the exercise of any Award granted in tandem with any other Award (a “Tandem Award”), such Tandem Award shall be cancelled to the extent of the number of Shares for which a related Award was exercised. If, however, an Award granted under the Plan lapses, expires, terminates or is forfeited or otherwise cancelled without the issuance of Shares under the Award, or Shares are issued under any Award and the Company subsequently reacquires the Shares pursuant to rights reserved upon the issuance of the Shares, then such Shares may again be used for new Awards (with each such lapsed, expired, terminated, forfeited or cancelled Full Value grant to be credited as 2.4 Shares), but such Shares may not be issued as incentive stock options. Shares repurchased on the open market with the proceeds from the exercise price of a Stock Option will not be made available again for Awards under the Plan. The aggregate number of Shares reserved under Section 6(a) shall not be reduced by Plan Awards which, pursuant to their terms, are to be settled solely in cash or the payment of stock dividends and dividend equivalents settled in Shares in conjunction with outstanding Plan Awards.

(c) Participant Limitations.    Subject to adjustment as provided in Section 18, no Participant may be granted Awards that could result in such Participant receiving during any fiscal year of the Company: (i) Options for, and/or

Stock Appreciation Rights with respect to, more than 750,000 Shares; (ii) Awards of Restricted Stock and/or Restricted Stock Units relating to more than 500,000 Shares; (iii) Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 500,000 Shares; (iv) Awards of Performance Units, the value of which is not based on the Fair Market Value of Shares, for more than $3,000,000; (v) other Stock-based Awards pursuant to Section 14 relating to more than 500,000 Shares; an Annual Incentive Award that would pay more than $5,000,000; (vi) a Long-Term Incentive Award that would pay more than $6,000,000; or (vii) as to any Non-Employee Director, more than 100,000 Stock Options, Stock Appreciation Rights, or Restricted Stock Units. In all cases, determinations under this Section 6(c) should be made in a manner that is consistent with the exemption for performance based compensation that Code Section 162(m) provides.

7. Options.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (i) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (ii) the number of Shares subject to the Option; (iii) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (iv) the terms and conditions of exercise; and (v) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8. Stock Appreciation Rights.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the number of Shares to which the SAR relates; (c) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Performance Share Units and Performance Share Awards.

(a) Terms and Conditions.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Performance Shares or Performance Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (iii) whether the restrictions imposed on Performance Shares or Performance Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (iv) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (v) with respect to Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

(b) Minimum Vesting Period.    Notwithstanding the terms of Section 9(a), Performance Shares or Performance Unit Awards that or are subject to acceleration of vesting, upon the achievement of performance targets, shall not vest in full in less than one year from the grant date. The foregoing restriction shall not apply to Performance Share or Performance Unit Awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

10. Annual Incentive Awards.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of the payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of at least one fiscal year except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

11. Restricted Stock Unit and Restricted Stock Awards.

(a) Terms and Conditions.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock and Restricted Stock Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse upon a Participant’s death, or Disability; or (iii) with respect to Restricted Stock Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

(b) Minimum Vesting Period.    Notwithstanding the terms of Section 9(a), Restricted Stock Unit and Restricted Stock Awards that are subject to acceleration of vesting, upon the achievement of performance targets, shall not vest in full in less than one year from the grant date. The foregoing restriction shall not apply to Restricted Stock Unit and Restricted Stock Awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

12. Long-Term Incentive Awards.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, or Disability, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.

13. Dividend Equivalent Units.    Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that no Dividend Equivalent Units shall be granted in connection with an Option, SAR or other “stock right” within the meaning of Code Section 409A. To the extent the payment of such dividend equivalents is considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A.

14. Other Stock-Based Awards.    Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

15. Transferability.    Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant’s death; or (b) transfer an Award for no consideration.

16. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan.    Unless the Board earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten

(10) years from the Effective Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

(b) Termination and Amendment.    The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan by the required vote to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limits set forth in Section 6(c) (except as permitted by Section 18), or (B) an amendment that would diminish the protections afforded by Section 16(e).

(c) Amendment, Modification or Cancellation of Awards.    Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 18 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(d) Termination of Employment.    Award Agreements may contain any provision approved by the Administrator relating to the period for exercise or vesting after termination of employment, and relating to the circumstances under which a termination is deemed to occur. Except as otherwise set forth in the applicable Award Agreement, each Award shall terminate upon the grantee’s termination of employment with the Company or a Subsidiary or Affiliate; provided, however, that in no event shall an Option or SAR be exercised following its expiration date.

(e) Survival of Authority and Awards.    Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(f) Repricing and Backdating Prohibited.    Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 18, neither the Board, the Administrator nor their respective delegates shall have the authority to (i) reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater Options) that has the effect of repricing an Option or other Award, or (iii) grant any Option or other Award that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the grantee upon exercise of the Option or other Award. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Board or the Administrator (or its designee), whichever is applicable, takes action to approve such Award.

(g) Foreign Participation.    To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b)(ii).

(h) Code Section 409A.    It is intended that the Plan and any Awards issued thereunder will comply with Code Section 409A to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award agreements issued thereunder may be amended in any respect deemed by the Administrator to be necessary in order to preserve compliance with Code Section 409A.

17. Taxes.

(a) Withholding.    In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or Shares otherwise deliverable or vesting under an Award, to satisfy such required tax withholding obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may provide in the Award agreement for the Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to: (a) have the Company withhold Shares otherwise issuable under the Award; (b) tender back Shares received in connection with such Award; or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment.    Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that: (i) any Award intended to be exempt from Code Section 409A shall be so exempt; (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply; and (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

18. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares.    If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Corporation’s corporate structure, or any distribution to shareholders (other than a regular cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

(i) the limitation on the aggregate number of Shares that may be awarded as set forth in Section 6(a), including, without limitation, with respect to Incentive Stock Options;

(ii) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 6(c);

(iii) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(iv) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(v) the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that to the extent practical such Option shall continue to be an incentive stock option within the meaning of Code Section 422.

(b) Issuance or Assumption.    Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Change of Control.    If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that provides for the effect of a Change of Control on all or any portion of the Participant’s Awards, then such agreement shall control with respect to such Awards in the event of a Change in Control. In all other cases, unless provided otherwise in an Award Agreement, in the event of a Change of Control:

(i) The successor or purchaser in the Change of Control transaction may assume an Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Award it is replacing.

(ii) If the successor or purchaser in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then unless otherwise determined by the Board prior to the date of the Change of Control, immediately prior to the date of the Change of Control:

(A) each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(B) Restricted Stock and Restricted Stock Units that are not then vested shall vest;

(C) all Performance Shares and/or Performance Units that are earned but not yet paid shall be paid in cash at the target level in an amount equal to the value of the Performance Share and/or Performance Unit, and all Performance Shares and Performance Units for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the product of the value of the Performance Share and/or Performance Unit and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(D) all Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid, and all Annual and Long-Term Incentive Awards that are not yet earned shall be cancelled in exchange for a cash payment in an amount determined by taking the product of: (1) the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the target level through the end of the performance period; and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and

(E) all Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

19. Miscellaneous.

(a) Other Terms and Conditions.    The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii) restrictions on resale or other disposition of Shares; and

(iii) compliance with federal or state securities laws and stock exchange requirements.

(b) Employment and Service.    The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A.

(c) No Fractional Shares.    No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan.    This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange.    The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Governing Law.    This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Georgia, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions.    Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction.    Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability.    If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.equifax.com/investor_center/en_us.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Daylight Time on May 7, 2008. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later internet vote will change your vote. The last vote received before 11:59 P.M. Eastern Daylight Time on May 8, 2008 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the director nominees in Item 1, “For” ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2008, “For” approval of the 2008 Omnibus Incentive Plan, and “Against” the two shareholder proposals, if properly presented at the meeting, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Larry L. Prince and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Friday, May 9, 2008, at 9:30 a.m. Eastern Daylight Time in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree St., N.E., Atlanta, Georgia, and at all adjournments thereof.

E-Mail Address/Comments:

(If you noted any E-Mail Address/Comments above, please mark corresponding box on the reverse side.)

(continued on the other side)

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 8, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equifax Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equifax Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

Equifax Inc.’s Board of Directors Recommends

a vote FOR items 1, 2 and 3 below and a vote AGAINST items 4 and 5 below.

1. Election of the following four nominees for three-year terms:	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

01) William W. Canfield	☐	☐	☐

02) James E. Copeland, Jr.	☐	☐	☐		For	Against	Abstain

03) Lee A. Kennedy	☐	☐	☐

04) Siri S. Marshall	☐	☐	☐

2. Ratify the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2008.					☐	☐	☐

3. Approve the 2008 Omnibus Incentive Plan.					☐	☐	☐

4. Consider a shareholder proposal regarding annual terms for directors, if properly presented at the meeting.					☐	☐	☐

5. Consider a shareholder proposal regarding majority voting for directors, if properly presented at the meeting.					☐	☐	☐

For comments and/or if you wish to receive next year’s annual report and proxy materials via the Internet, please check this box and provide your comments and/or e-mail address on the reverse of this card.

				☐	IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title(s).